UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To Our Shareholders,
Biohaven was founded with the goal of improving the lives of people with neurological and neuropsychiatric diseases. Listening to patients and developing novel therapies that meet their needs is the hallmark of our corporate mission — it’s why we resiliently follow science and boldly embrace innovation to uncover and advance life-changing treatment options. At Biohaven we demand more for patients. We set out each day to uncover new and better ways to deliver value to the people that count on us.
We continue to believe the important work we do in delivering transformative medicines to millions of people around the world must take place in lockstep with a commitment to managing our business in a highly ethical, environmentally friendly, and socially responsive manner. This dedication to sound corporate Environmental, Social and Governance (ESG) practices runs through all aspects of our company: from our foundational mission to alleviate the burden of human disease; to ensuring access to our medications; to our trust in principled, fair, and transparent business operations; to the ongoing growth and retention of a diverse and inclusive workforce; to our efforts to protect the sustainability of the communities in which we live and work. We are committed to being leaders in the continual evolution of ESG practices in the biopharmaceutical industry.
In 2021, Biohaven continued to challenge the status quo in neuroscience and created robust value for patients and shareholders. It was a monumental year in many ways. Let me walk you through some of the progress we made in this past year alone across our recently expanded pipeline.
CGRP RECEPTOR ANTAGONISTS: NURTEC® ODT (RIMEGEPANT) & ZAVEGEPANT
As we noted in our year-end call, underscoring our 2021 performance was the continued dramatic growth and success of our breakthrough migraine medication, Nurtec® ODT. With last year’s United States Food and Drug Administration (FDA) dual indication approval of Nurtec ODT for the preventive treatment of migraine, Biohaven transformed the treatment paradigm for a disabling disease that affects 40 million people in the U.S. and one billion individuals worldwide. Nurtec ODT is now the first and only approved medication proven to both treat and prevent migraine.
Bolstered by its underlying scientific approach that attacks the molecular root cause of migraine and its simple dual indication drug label, Nurtec ODT’s growth trajectory dramatically exceeded expectations and currently sits comfortably in a market-leadership position that was once dominated by well established brands. I am proud to report that Nurtec ODT is the number one prescribed medicine among all new oral CGRP migraine therapies with approximately 50% total prescription market share. As of this writing, we have delivered 1,600,000 prescriptions for Nurtec ODT since launch, and ensured broad access for patients with greater than 89% commercial coverage. All of these metrics have contributed to Nurtec ODT’s impressive $463 million in net product revenue for 2021.
People often ask how we were able to disrupt a market that was already deeply entrenched by existing therapies and how we could possibly achieve this success when large pharma competitors were outspending us on every front. At Biohaven, we are not only drawing on the power of science to disrupt the status quo in migraine but are also harnessing the entrepreneurial culture that ripples through all aspects of our business and operations. We are a modern pharmaceutical company with an agile and inventive team. We think differently and act creatively to bring forward the novel ideas and new approaches that have a positive impact on patients’ lives. This focus underlies our innovative commercialization efforts and savvy digital marketing emphasis that has enabled us to out-maneuver our competition in the migraine arena, and, more importantly, has helped us to deliver Nurtec ODT to as many people as possible, notwithstanding the dynamics of the COVID-19 pandemic. We continue to hear from patients and healthcare providers about the paradigm-shifting benefits of using a single treatment that can be customized to treat and prevent migraine attacks. Continuous patient engagement inspires our steadfast commitment to the migraine community and drives us to continue to act boldly in order to expand access to Nurtec ODT around the globe.

To deliver on our promise of providing new treatment options for people worldwide living with migraine, we announced a strategic collaboration with Pfizer Inc. for the commercialization of rimegepant (marketed in the United States and some ex-US regions as NURTEC ODT) and zavegepant outside the U.S. The agreement, which has since been finalized, is estimated to deliver over $1.2 billion in total upfront and milestone considerations and will also generate double-digit royalties to Biohaven on net-sales that Pfizer makes outside the U.S. Importantly, Biohaven will continue to lead research and development globally and retain rights to the U.S. market. The collaboration validates Nurtec ODT’s dual-therapy potential and will serve as the catalyst for the creation of a world-class migraine business emboldened by Biohaven’s neuroinnovation expertise and Pfizer’s global footprint and experience in the treatment of pain.
Our partnership with Pfizer is buoyed by positive momentum in regulatory approvals for rimegepant outside the U.S. The Committee for Medicinal Products for Human Use (CHMP) in EU recently adopted a positive opinion, recommending the granting of a marketing authorization for rimegepant for the prophylaxis and acute treatment of migraine. A final decision is expected by the European Commission (EC) in the first half of 2022. To date, rimegepant is approved for the acute treatment of migraine in Kuwait and the United Arab Emirates, and for the acute and preventive treatment of migraine in Israel.
The rapid ascension of Nurtec ODT toward status as the new first-line standard of care therapy for migraine comes at a time of explosive growth potential in the global market for the oral calcitonin gene-related peptide (CGRP) class of migraine therapies. In the U.S. alone, we envision a market that could reach greater than $5 billion annually, with CGRP targeting agents well-positioned to capture the lion’s share of that opportunity. Strengthening our position to capitalize on this burgeoning market is a new patent for Nurtec ODT (rimegepant) in its oral disintegrating tablet (ODT) formulation into 2039 (not including possible extensions of up to five years). We will continue to invest in Nurtec ODT’s long term success, driving its growth within and outside the U.S., and will continue to explore expanding commercial payer coverage.
We have advanced our second CGRP receptor antagonist clinical candidate, zavegepant, and achieved positive Phase 3 topline data for intranasal zavegepant in its second pivotal clinical trial for the acute treatment of migraine in adults. Based upon these results, combined with the prior positive Phase 2/3 trial, we are planning to submit a new drug application (NDA) filing to the FDA in the first half of 2022.
In addition to acute and preventative treatment of migraine, we look forward to updating the market on some of the extension opportunities for our CGRP franchise in pediatric migraine, pain adjacencies, and non-migraine indications.
Beyond CGRP, we were thrilled to announce two key platform additions to our portfolio in early 2022:
KV7 ION CHANNEL ACTIVATION: BHV-7000
In February of 2022, we acquired BHV-7000 (formerly known as KB-3061) and the Kv7 channel targeting series from Channel Biosciences, LLC for the treatment of epilepsy and other neurologic disorders, adding the latest advances in ion-channel modulation to Biohaven’s growing neuroscience portfolio. BHV-7000 is the lead asset from the Kv7 platform and is a potentially best-in-class potassium channel activator with a profile suggestive of a wide therapeutic index, high selectivity, and significantly reduced GABA-ergic activity. Biohaven intends to bring BHV-7000 to the clinic in 2022 in preparation for a development program in focal epilepsy.
MYOSTATIN: TALDEFGROBEP ALFA
In February of 2022, we also entered into an exclusive worldwide license agreement with Bristol-Myers Squibb (BMS) for taldefgrobep alfa, a Phase 3-ready anti-myostatin adnectin for spinal muscular atrophy (SMA). Under the terms of the agreement, Biohaven will receive worldwide rights to taldefgrobep alfa and, if approved by the FDA, BMS will be eligible for development and commercial milestone payments, as well as tiered, double-digit, sales-based royalties. Biohaven plans to initiate a Phase 3 clinical trial of taldefgrobep alfa in SMA in 2022.
We expect to oversee continued progress, including significant milestones in 2022, for both troriluzole, the lead candidate in our glutamate modulating platform, and verdiperstat, our myeloperoxidase inhibitor.
GLUTAMATE MODULATION: TRORILUZOLE
Troriluzole is currently being studied in Phase 3 clinical trials for the treatment of spinocerebellar ataxia (SCA) and obsessive-compulsive disorder (OCD). We expect to have topline data in SCA in the first half of 2022.

MYELOPEROXIDASE INHIBITION: VERDIPERSTAT
We expect results from a Phase 3 trial evaluating the efficacy of verdiperstat in amyotrophic lateral sclerosis (ALS) by mid-2022.
To augment our core Neuroinnovation™ platform focus and complement our late-stage clinical development and commercialization expertise, we continue to grow Biohaven Labs as the integrated chemistry and discovery research division of Biohaven:
R&D: BIOHAVEN LABS
Biohaven Labs is well-positioned to be the engine for the development of important new medicines based on its three proprietary, next-generation bispecific technology platforms, all of which are modular in design to enable rapid generation of novel therapies. Biohaven Labs extends our focus beyond neuroscience to other areas of high unmet medical need including infectious disease, chronic pain, and cancer. We anticipate multiple investigational new drug (IND) filings to bring several novel drug candidates into the clinic in 2022, including programs in COVID-19, multiple myeloma, neuropathic pain, and other indications; we also expect to advance BHV-2100 (the lead candidate from our portfolio of TRPM3 antagonists licensed from KU Leuven) into the clinic and look forward to evaluating its impact on pain and other disorders.
***
Our achievements in the past year and our ability to create new value for patients and investors in the year ahead would not be possible without the tireless contributions of our employees. While we are a company that is rooted in science and medicine, our most valuable asset has always been, and always will be, our people. We have a team of dedicated, diligent and diverse professionals who are passionate about the important work that we do — fighting and preventing diseases, alleviating disability and putting the interests of others ahead of our own self-interest.
2021 was a year of significant progress for Biohaven. What we have accomplished has put us in tremendous stead to pursue new opportunities and tackle the difficult challenges that lie ahead. We remain extremely grateful to the patients and families who participate in our clinical trials and whose journey inspires us to never settle for the status quo and always demand more. We are proud to be your champion.

Vlad Coric, M.D., Chairman and Chief Executive Officer

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Thursday, April 28, 2022
Dear Shareholder:
The Annual Meeting of Shareholders of Biohaven Pharmaceutical Holding Company Ltd., or the Company, will be held at The InterContinential Dublin located at Simmonscourt Road, Ballsbridge D04 A9K8, Dublin, Ireland, on Thursday, April 28, 2022 at 2:00 p.m. local time for the following purposes:
1.    To elect the Board’s nominees:
(a)    John W. Childs,
(b)    Gregory H. Bailey, M.D., and
(c)    Kishan Mehta
to the Board of Directors to hold office until the 2025 Annual Meeting of Shareholders;
2.    To ratify the selection by the audit committee of the Board of Directors of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.     To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as the Say-on-Pay vote; and
4.    To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice. All shareholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 2, 2022. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
We are delivering proxy materials for the Annual Meeting under the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”). These rules permit us to furnish proxy materials, including the attached Notice of Annual Meeting, Proxy Statement and our 2021 Annual Report, to our shareholders by providing access to those documents on the Internet instead of mailing printed copies. The rules also allow us to help the environment by reducing the consumption of paper, energy and other natural resources and to lower printing and distribution expenses paid by the Company. Our shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions on how to access and review all of our proxy materials on the Internet. Our shareholders will not receive printed copies unless they request them. The Notice also explains how you may submit your proxy on the Internet.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release and filed with the SEC as proxy material.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on April 28, 2022 at 2:00 p.m. local time at The InterContinental Dublin located at Simmonscourt Road, Ballsbridge D04 A9K8, Dublin, Ireland.

The proxy statement and annual report to shareholders
are available at www.proxyvote.com.

By Order of the Board of Directors,

Douglas Gray
Corporate Secretary

Road Town, Tortola, British Virgin Islands
March 11, 2022

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
215 Church Street
New Haven, CT 06510
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 28, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?
Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our shareholders over the Internet instead of mailing each of our shareholders paper copies of those materials. Accordingly, we are sending our shareholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your common shares. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice or on the website referred to in the Notice.
If you own common shares in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice. To vote all of your common shares, please follow each of the separate proxy voting instructions that you received for your common shares held in each of your different accounts.
We are sending the Notice to most of our shareholders by mail beginning on or about March 18, 2022.
What information does the Notice contain?
The Notice includes, among other matters: (i) the place, date and time of the 2022 Annual Meeting of Shareholders (the “annual meeting”); (ii) a brief description of the proposals to be voted on at the annual meeting and the Board of Directors’ voting recommendation with regard to each proposal; (iii) information regarding the website where the proxy materials are posted; (iv) various methods by which a shareholder may request paper or electronic copies of the proxy materials; and (v) instructions on how to vote by Internet, by telephone, by mail or in person at the annual meeting.
Why am I receiving access to these materials?
You are receiving access to these proxy materials because the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Company”) is soliciting your proxy to vote at the annual meeting, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by phone or online.
The approximate date on which these proxy materials are first being made available to all shareholders of record entitled to vote at the annual meeting is March 18, 2022.
How do I attend the annual meeting?
The meeting will be held on Thursday, April 28, 2022 at 2:00 p.m. local time at The InterContinental Dublin located at Simmonscourt Road, Ballsbridge D04 A9K8, Dublin, Ireland. Information on how to vote in person at the annual meeting is discussed below.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release and filed with the SEC as proxy material.

Who can vote at the annual meeting?
Only shareholders of record at the close of business on March 2, 2022 will be entitled to vote at the annual meeting. On this record date, there were 70,526,916 common shares outstanding, each of which is entitled to one vote per share and 1,871 Series A Preferred Shares outstanding which is entitled to 1,000 votes per share. The common shares and the Series A Preferred Shares vote together as a single class.
Shareholder of Record: Shares Registered in Your Name
If on March 2, 2022 your shares were registered directly in your name with Biohaven’s transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.
If you are a shareholder of record, the Notice is being sent to you directly.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 2, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How can I view the shareholder list?
A list of the shareholders entitled to vote at the annual meeting will be available for inspection upon request of any shareholder for any purpose germane to the meeting at our principal executive offices, 215 Church Street, New Haven, CT 06510, during the ten days prior to the annual meeting, during ordinary business hours, and at the annual meeting. To make arrangements to review the list prior to the annual meeting, shareholders should contact the Corporate Secretary at +1 (401) 274-9200 or Douglas.Gray@lockelord.com.
On what matters am I voting?
There are five matters scheduled for a vote:
•Election of Directors:
•    Proposal 1(a): Election of John W. Childs as a director of the Company;
•    Proposal 1(b): Election of Gregory H. Bailey, M.D. as a director of the Company; and
•    Proposal 1(c): Election of Kishan Mehta as a director of the Company;
•    Proposal 2: Ratification of selection by the audit committee of the Board of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and
•    Proposal 3: A non-binding advisory vote on the compensation of the Company’s named executive officers.
How does the Board of Directors recommend I vote?
Our Board of Directors recommends you vote:
•“FOR” each of the nominees to the Board of Directors;
•“FOR” ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•“FOR” the compensation of the Company’s named executive officers.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
With respect to Proposals 1(a), 1(b) and 1(c), you may either vote “For” or “Against” each of the nominees to the Board or you may “Abstain” from voting for any nominee you specify.
With respect to Proposal 2, you may vote “For” or “Against” or you may “Abstain” from voting.
With respect to Proposal 3, you may vote “For” or “Against” or you may “Abstain” from voting.
The procedures for voting are:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may (1) vote in person at the annual meeting, (2) vote by proxy using the enclosed proxy card, (3) vote by proxy online or (4) vote by proxy by phone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.
(1)    To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
(2)    To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by April 27, 2022. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
(3)    To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your online vote must be received by 11:59 p.m. ET on April 27, 2022 to be counted.
(4)    To vote by phone, dial toll-free 1-800-690-6903. You will be asked to provide the company number and control number from the enclosed proxy card. Your phone vote must be received by 11:59 p.m. ET on April 27, 2022 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Biohaven. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by phone or online as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, holders of our common shares have one vote for each common share owned as of March 2, 2022, and holders of our Series A Preferred Shares have 1,000 votes for each Series A Preferred Share owned as of March 2, 2022.

What happens if I do not vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and do not vote by completing your proxy card online, by mail, by phone or in person at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1(a), 1(b), 1(c) or 3, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022, and “For” the compensation of the Company’s named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to the Notice and these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•    You may submit another properly completed proxy card with a later date.
•    You may grant a subsequent proxy by phone or online.
•    You may send a timely written notice that you are revoking your proxy to Biohaven’s Corporate Secretary at 215 Church Street, New Haven, CT 06510.
•    You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or proxy submitted by phone or online is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s annual meeting?
In accordance with the SEC’s Rule 14a-8, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 18, 2022 to our Corporate Secretary at 215 Church Street, New Haven, CT 06510. If you wish to nominate an individual for election at, or bring business other than through a shareholder proposal before the 2023 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between November 18, 2022 and December 18, 2022, which is at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the 2022 Annual Meeting of shareholders. Your notice to the Corporate Secretary must set forth information specified in our Memorandum and Articles of Association, including your name and address and the class and number of our shares that you beneficially own.
In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Biohaven’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must include, as to each person you propose to nominate for election as a director, the information required by our Memorandum and Articles of Association and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Memorandum and Articles of Association filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on August 17, 2020.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for each of the proposals to elect directors, votes “For,” “Against” and any broker non-votes and abstentions, with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions, and with respect to the Say-on-Pay vote, votes for “For,” “Against” and any broker non-votes and abstentions. Broker non-votes will have no effect and will not be counted toward the vote total for the director nominees. Broker non-votes will have the same effect as a vote "Against" the Say-on-Pay vote.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
For Proposals 1(a), 1(b) and 1(c), the election of directors, any nominees receiving “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Only votes “For” or “Against” will affect the outcome with respect to these two proposals, and abstentions will have no effect.
To be approved, Proposal 2, the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against" the proposal.
To be approved, Proposal 3, the Say-on-Pay vote, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against"

the proposal. This Say-on-Pay vote is not binding on the Company, the compensation committee or the Board. However, the compensation committee and the Board will take into account the result of the vote when evaluating the effectiveness of our compensation principles and practices.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if shareholders holding at least 50% of the votes of the shares entitled to vote on the matters to be considered at the annual meeting are present in person or represented by proxy. On the record date, there were 70,526,916 common shares outstanding and entitled to 70,526,916 votes and 1,871 Series A Preferred Shares outstanding and entitled to 1,871,000 votes.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) online, by mail, by phone or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the annual meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
The proxy statement, Form 10-K and annual report to shareholders are available at www.proxyvote.com.
Note Regarding Trademarks
NURTEC® and NURTEC® ODT are registered trademarks of Biohaven Pharmaceutical Ireland Designated Activity Company.

PROPOSALS 1(A), 1(B) AND 1(C)
ELECTION OF DIRECTORS
Our Board is divided into three classes and currently has seven members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
There are three directors in the class whose term of office expires in 2022, John W. Childs, Gregory H. Bailey, M.D. and Kishan Mehta. Mr. Childs, Dr. Bailey and Mr. Mehta are all currently serving on the Board of Directors. If re-elected, or elected in the case of Mr. Mehta at the annual meeting, each of these nominees will serve until the 2025 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the annual meeting. All of the members of the Board serving at the time of the annual meeting in 2021 attended the 2021 annual meeting.
Directors are elected by a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors and which have not abstained from voting. Accordingly, for each of Proposals 1(a), 1(b) and 1(c), the nominee receiving “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the three nominees named below.
If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to recommend that person as a nominee for director, as of the date of this proxy statement.
The nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the nominating and corporate governance committee to believe that nominee should continue to serve on the Board. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
John W. Childs
Mr. John W. Childs, age 80, has served as a director of our Company since January 2014. Mr. Childs is the Chairman of J.W. Childs Associates, L.P., a private equity and special situation investment firm founded in 1995, currently focusing on life science, real estate and consumer brands investments. Previously, Mr. Childs was Senior Managing Director of the Thomas H. Lee Company from 1987 to 1995, where he had broad responsibilities for originating, analyzing, negotiating, and managing leveraged buyout transactions, such as Snapple and General Nutrition Company. Prior to that Mr. Childs held various executive positions in the investment area at the Prudential Insurance Company of America, ultimately serving as Senior Managing Director in charge of the Capital Markets Group. He is currently a Director of Realm, LLC, a premium Napa wine company, Biohaven Pharmaceuticals, Pyramid Biosciences, OMAX Health, VeraDermics and Basin Holdings. Prior to their sale, he was Chairman of the Board of Kosta Browne, Sunny Delight and CHG Healthcare Services. Mr. Childs is also on the board of Delta Waterfowl, Waterfowl Research Foundation and the Wild Salmon Center, focusing on wildlife conservation. Mr. Childs has a B.A. from Yale University and a M.B.A. from Columbia University. We believe that

Mr. Childs's extensive experience in private equity, venture capital and life science qualifies him to serve as a member of the Board.
Gregory H. Bailey, M.D.
Dr. Bailey, age 66, has served as a director of the Company since January 2014. Since co-founding the company in October 2016, Dr. Bailey has served as CEO of Juvenescence Limited, a life science and biotech company developing therapies to increase healthy human longevity. Dr. Bailey is a co-founder and has served as managing partner of MediqVentures since January 2014, the chairman and director of Portage Biotech, Inc. (OTCBB: PTGEF) since June 2013, a director of Portage Pharmaceuticals Limited since June 2013, and director of Manx Financial Group since March 2018. He has been a managing partner of Palantir Group, Inc., a merchant bank involved in a number of biotech company startups and financings since April 2002. Dr. Bailey was a founder of SalvaRx Group Plc and has served on its board of directors since May 2015. Dr. Bailey was also the co-founder of Ascent Healthcare Solutions, VirnetX Inc. (NYSE American:VHC), and DuraMedic Inc. He was the initial financier and an independent director of Medivation, Inc., from 2005 to December 2012. He has also served on the board of directors of AgeX Therapeutics, Inc. (NYSE American: AGE) since 2018. Dr. Bailey practiced emergency medicine for ten years before entering finance. He received his medical degree from the University of Western Ontario. We believe that Dr. Bailey’s extensive venture capital industry experience and technical background, along with his experience with public companies and biopharmaceutical companies, qualifies him to serve as a member of our Board.
Kishan Mehta
Mr. Mehta, age 36, has served as a director of our Company since June 2021. Mr. Mehta is the Portfolio Manager of the Averill strategy at Suvretta Capital Management, LLC. Mr. Mehta has over a decade of experience in the healthcare industry. Since 2021, Mr. Mehta has also served as President and a director of four Nasdaq-listed special purpose acquisition companies affiliated with Suvretta, Social Capital Suvretta Holdings Corp. I, Social Capital Suvretta Holdings Corp. II, Social Capital Suvretta Holdings Corp. III, and Social Capital Suvretta Holdings Corp. IV. Prior to becoming the Portfolio Manager of the investment strategy, he served as a strategic advisor to the Company where he advised the firm on various business development, corporate strategy, and capital structure decisions. From 2016 to 2018, Mr. Mehta served as a Portfolio Manager at Surveyor Capital, a division of Citadel, where he managed a beta and factor neutral, healthcare-focused long/short equity portfolio. From 2012 to 2016, he was an Analyst at Adage Capital, where he focused on public/private investments in therapeutics. Prior to that, Mr. Mehta had a similar role at Apothecary Capital, a division of BBT Capital. From 2007 to 2010, Mr. Mehta worked as a Mergers & Acquisitions Analyst at Evercore Partners, focusing on pharmaceuticals. We believe that Mr. Mehta's extensive experience in finance, equity investments and life science companies qualifies him to serve on the Board.
FOR PROPOSALS 1(A), 1(B) AND 1(C), THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING
Vlad Coric, M.D.
Dr. Coric, age 51, has served as our chief executive officer and as a director since October 2015. From January 2007 to September 2015, he served as a group director of global clinical research at Bristol-Myers Squibb Company, or BMS, focusing both in oncology global clinical research and neuroscience global clinical research. He has been involved in multiple drug development programs, including marketed drugs such as Abilify (aripiprazole; partial dopamine agonist), Opdivo (nivolumab; anti-PD1), Yervoy (Ipilimumab; anti-CTLA-4), Daklinza (daclatasvir; NS5A inhibitor) and Sunvepra (asunaprevir; NS3 inhibitor). Since July 2001, Dr. Coric has also continued to serve as an associate clinical professor of psychiatry at Yale School of Medicine. He previously served as the chief of the Yale Clinical Neuroscience Research Unit and the director of the Yale Obsessive-Compulsive Disorder Research Clinic. He has served as president of the Connecticut Psychiatric Society. Dr. Coric currently serves on the board of directors of Social Capital Suvretta Holdings Corp. I, a Nasdaq-listed special purpose acquisition company, together with Mr. Mehta. He also serves on the boards of directors of Vita Therapeutics, Inc., Pyramid Biosciences, Inc. and OLM School of Madison. Dr. Coric received his M.D. from Wake Forest University School of Medicine. He completed his internship at Yale-New Haven Hospital and residency training at the Yale Psychiatry Residency Training Program, where he also served as the program-wide chief resident for the Yale Department of Psychiatry, and chief resident on the PTSD firm at the West-Haven Connecticut Veterans Administration Hospital. Dr. Coric was an honors scholar in neurobiology and physiology at the University of Connecticut where he received a B.S. degree. We believe that Dr. Coric’s operational experience with our Company gained from serving as our chief executive officer, as well as his extensive experience in the biopharmaceutical industry, qualifies him to serve as a member of our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING
Julia P. Gregory
Ms. Gregory, age 69, has served as a director of our Company since August 2017. Ms. Gregory has been Chairman and CEO of Isometry Advisors, Inc., a biotechnology financial, strategy and management advisory firm, since April 2016. Ms. Gregory formerly served as Chief Executive Officer at ContraFect Corporation (NASDAQ: CFRX) from November 2013 through March 2016 and as a member of ContraFect’s Board of Directors from April 2014 through March 2016. Prior to her appointment as CEO, she served as ContraFect’s Executive Vice President and Chief Financial Officer from July 2012 to November 2013. Prior to her time at ContraFect, she served as President and CEO of Five Prime Therapeutics, Inc. (NASDAQ: FPRX) from 2009 until August 2011, and as Executive Vice President, Corporate Development and Chief Financial Officer of Lexicon Pharmaceuticals, Inc. (NASDAQ: LXRX) from 2000 to 2008. Ms. Gregory has twenty years of investment banking experience, starting at Dillon, Read & Co. and subsequently at Punk, Ziegel & Company, where she served as the head of investment banking and head of its life sciences practice. Ms. Gregory served on the Board of Directors of the Sosei Group Corporation (TSE: 4565.T) through March 2020, and as Executive Chair of Cavion, Inc. (sold to Jazz Pharmaceuticals plc. in August 2019). Ms. Gregory currently serves on the Boards of Directors of public companies Nurix Therapeutics, Inc. (NASDAQ: NRIX), Freeline Therapeutics Holdings plc (NASDAQ: FRLN), and IMV, Inc. (NASDAQ: IMV; TSX: IMV.TO ), and private company Iconic Therapeutics, Inc. Ms. Gregory obtained a Masters of Business Administration from the Wharton School at the University of Pennsylvania, and earned her B.A. at George Washington University. We believe that Ms. Gregory’s industry leadership and expertise in strategy development and implementation, investment banking and business development qualify her to serve as a member of our Board.
Michael T. Heffernan
Mr. Heffernan, Lead Independent Director, age 57, has served as a director of our Company since January 2020. Mr. Heffernan has over 25 years of leadership experience in the biotech and pharmaceutical industries. Mr. Heffernan is the Founder and Chairman of the Board of Collegium Pharmaceutical, Inc. (NASDAQ: COLL), where he previously served as President and Chief Executive Officer from October 2002 until July 2018. In addition, he is actively managing Avenge Bio, Inc. an Immuno-Oncology company that he co-founded in March 2019. Prior to his time at Collegium Pharmaceutical, Inc. Mr. Heffernan served as President and Chief Executive Officer of Onset Dermatologics LLC, a dermatology company that he founded in November 2005 and spun out of Collegium Pharmaceutical, Inc. to create PreCision Dermatology Inc. in December 2010. PreCision Dermatology Inc. was later sold to Bausch Health Companies Inc. (formerly Valeant Pharmaceuticals International Inc.) in July 2014. Prior to that, Mr. Heffernan held positions as co-founder and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp., a public healthcare services company, and Chief Executive Officer and Chairman of PhyMatrix Corp. Mr. Heffernan began his career at Eli Lilly and Company where he served in numerous sales and marketing roles. Mr. Heffernan has been an advisor, investor and board member in a number of biopharmaceutical and healthcare services companies. His recent board memberships include: TyRx, Inc. (sold to Medtronic plc), PreCision Dermatology Inc. (sold to Bausch Health Companies Inc.), Ocata Therapeutics, Inc. (sold to Astellas Pharma Inc.), and Veloxis Pharmaceuticals, Inc. (sold to Asahi Kasei Corporation). He is a member of the board of Akebia Therapeutics, Inc. (NASDAQ: AKBA), Synlogic, Inc. (NASDAQ: SYBX) and Trevi Therapeutics Inc. (NASDAQ: TRVI). We believe that Mr. Heffernan's extensive experience as a senior executive in the commercial pharmaceutical industry qualifies him to serve as a member of our Board.
Robert J. Hugin
Robert J. Hugin, age 67, served as Chief Executive Officer of Celgene Corporation, a biopharmaceutical company, from June 2010 until March 2016, as Chairman of its Board of Directors from June 2011 to March 2016 and as Executive Chairman from March 2016 to January 2018. Prior to June 2010, Mr. Hugin held a number of management roles at Celgene, including President from May 2006 to July 2014, Chief Operating Officer from May 2006 to June 2010 and Senior Vice President and Chief Financial Officer from June 1999 to May 2006, and served as a director of Celgene from December 2001 through January 2018. Prior to that, Mr. Hugin was a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. Mr. Hugin is currently a member of the board of directors of Chubb Limited. In the past five years, Mr. Hugin also served as a director of Allergan plc, Danaher Corporation and The Medicines Company. We believe that Mr. Hugin's extensive experience as a chief executive officer in the biopharmaceutical industry qualifies him to serve as a member of our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NYSE rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Dr. Bailey, Mr. Childs, Ms. Gregory, Mr. Hugin and Mr. Heffernan representing five of our seven directors, are “independent directors” as defined under NYSE rules. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE: CHAIR AND LEAD INDEPENDENT DIRECTOR
Our Board Chair is currently Dr. Coric, the Chief Executive Officer. Dr. Coric assumed the Chair position on December 5, 2021, upon the retirement of the former Chair, Declan Doogan. In addition to the Chair, pursuant to our Corporate Governance Guidelines, the Board has a separate Lead Independent Director. Mr. Heffernan became the Lead Independent Director upon the retirement of Declan Doogan from the Board on December 5, 2021. The Lead Independent Director is responsible for coordinating the activities of the independent directors, and, in addition to the duties of all Board members, is responsible for:
•working with the Chief Executive Officer to develop and approve a Board meeting schedule;
•working with the Chief Executive Officer to develop and approve Board meeting agendas;
•providing the Chief Executive Officer feedback on the quality, quantity, and timeliness of the information provided to the Board;
•developing the agenda for and moderating executive sessions of the independent members of the Board;
•presiding over Board meetings when the Chief Executive Officer is not present or when Board or Chief Executive Officer performance or compensation is discussed;
•acting as the principal liaison between the independent members of the Board and the Chief Executive Officer;
•convening meetings of the independent directors as appropriate;
•being available for consultation and direct communication with shareholders as deemed appropriate; and
•performing other duties as the Board may determine from time to time.
Accordingly, the Lead Independent Director has substantial ability to shape the work of the Board. We believe that the separation of the positions of Lead Independent Director and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having a Lead Independent Director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our shareholders. As a result, we believe that having a Lead Independent Director can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board Chairman and the Lead Independent Director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
PROHIBITION AGAINST HEDGING
The Company’s Insider Trading and Window Period Policy (the "Trading Policy") prohibits any employee, officer or director from engaging in short sales, transactions in put or call options, hedging transactions or other inherently short-term or speculative transactions with respect to the Company’s stock at any time. However, the Trading Policy permits margin account transactions in Company stock and pledges of Company stock in connection with such transactions which are otherwise permitted under the Trading Policy and that are in compliance with applicable law.
EQUITY OWNERSHIP POLICY
To encourage the Company’s directors and executive officers to maintain a significant ownership interest in the Company and align their interests with those of shareholders, the Company has adopted an equity ownership policy. The Company requires its directors and executive officers (as defined in Rule 3b-7 promulgated under the Exchange Act) to have an equity ownership interest in the Company in accordance with the following schedule, in each case, measured as of January 1 of each year:

Chief Executive Officer	3x annual base salary and cash bonus
Other executive officers	1x annual base salary and cash bonus
Non-employee directors	Not less than $1,000,000 in equity value
Equity ownership interests that are counted towards meeting this requirement include: (1) common shares that are owned or are restricted with vesting subject only to time-based vesting (including those held through any Company-sponsored plan such as a qualified retirement plan and/or a supplemental executive retirement plan), which are each valued at fair market value, (2) vested options, which are valued at 100% of their net value, and (3) RSUs that are subject only to time-based vesting, which are valued at 70% of their value.
Executive officers and directors have three years after the executive officer's date of hire or promotion or the director’s date of election to the Board, as applicable, to accumulate their respective ownership interest in compliance with these guidelines. All current executive officers and directors are in compliance with the policy.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. Mr. Mehta joined the Board on June 15, 2021, and therefore each did not attend any board or committee meetings held prior to his appointment. Dr, Doogan attended all Board and committee meetings prior to his resignation effective December 5, 2021. Ms. Gregory joined the Nominating and Corporate Governance Committee on December 5, 2021. Dr. Bailey became the Chair of the Nominating and Corporate Governance Committee on December 5, 2021. Mr. Hugin jointed the Audit Committee on December 5, 2021. Mr. Heffernan became the Lead Independent Director on December 5, 2021. Dr. Coric became the Chair of the Board on December 5, 2021.
NYSE rules require that the non-management directors of the board meet at regularly scheduled executive sessions, without management present, in order to empower the non-management directors to serve as a more effective check on management. During the last fiscal year, the Company’s non-management directors met in executive session at least five times, without management present, either at the end of regularly scheduled board meetings or during scheduled executive session calls. Prior to December 5, 2021, the Board Chairman Dr. Doogan, and following his appointment to Lead Independent Director Mr. Heffernan presided over the executive sessions.
CYBERSECURITY
The Board recognizes the importance of cybersecurity in maintaining the trust and confidence of our stakeholders, patients, and employees. Our Audit Committee has primary responsibility for overseeing risks associated with our information systems and technology, including cybersecurity. At least annually, our Chief Technology Officer updates the Board regarding our strategy for managing and mitigating cybersecurity and technology-related risks, with more frequent reports to address emerging cyber threats or progress on specific risk-mitigation efforts. We structured our cybersecurity program around the National Institute of Standards and Technology, or NIST, cybersecurity framework. Our measures to prevent, detect and mitigate cyber threats include training for employees, multi-factor authentication, backup servers, threat monitoring, periodic strategy review and penetration testing performed by a third-party advisory firm, and coverage under an information security risk insurance policy. We have not experienced any material information security breaches or related expenses, penalties, or settlements, including within the last three years, which reflects our commitment to maintaining the integrity and security of our systems and technology.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information from January 1, 2021 through December 31, 2021 for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Declan Doogan	X (2)		X (2)
Vlad Coric, M.D.
Gregory H. Bailey, M.D.			X*
John W. Childs	X	X
Julia P. Gregory	X*		X (2)
Michael T. Heffernan		X*	X
Robert J. Hugin	X (2)	X	X (2)
Kishan Mehta
Number of meetings in 2021(1)	6	5	6
(1)    Consists of meetings held from January 1, 2021 through December 31, 2021.
(2)    Denotes an individual serving a portion of 2021 as a member of the applicable committee.
*    Committee Chair.
Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our audit committee currently consists of three directors, Ms. Gregory, Mr. Childs, and Mr. Hugin, who joined the audit committee on December 5, 2021. Our Board has determined that each of the members of our audit committee are independent under New York Stock Exchange listing rules and Rule 10A-3 of the Exchange Act and are financially literate. Ms. Gregory is the audit committee chair, and our Board has determined that all members qualify as “audit committee financial experts” as defined by SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and comply with future requirements to the extent they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:
•    appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;
•    approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•    establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•reviewing and discussing with management the Company’s guidelines and policies with respect to risk assessment and risk management, including, but not limited to, information security, technology risks and cybersecurity risks;
•    reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements; and
•    conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.
The audit committee is governed by a written audit committee charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Audit Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
Report of the Audit Committee of the Board of Directors*
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Julia P. Gregory, Chair
John W. Childs
Robert J. Hugin
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our compensation committee reviews and determines the compensation of our executive officers. Our compensation committee currently consists of Mr. Childs, Mr. Heffernan and Mr. Hugin. Our compensation committee consists solely of non-employee members of our Board as defined in Rule 16b-3 under the Exchange Act. Mr. Heffernan is and has been since his appointment to the compensation committee on January 31, 2020, the chairman of the compensation committee. Our Board has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable requirements of, the New York Stock Exchange rules and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:
•    establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full Board for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;
•    setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;
•    exercising administrative authority under our stock plans and employee benefit plans;
•    establishing policies and making recommendations to our Board regarding director compensation;
•    reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

•    preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.
During 2021, the compensation committee met 5 times. In 2022, the compensation committee continues to plan to meet an average of once every quarter and with greater frequency if necessary, and anticipates holding a similar amount of meetings in the first and second halves of each year. The agenda for each meeting is usually developed by the Chair of the compensation committee, in consultation with our Chief Executive Officer. The compensation committee meets regularly in executive session, without management present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings, including the Company's compensation consultant, Aon’s Human Capital Solutions practice (formerly Radford) (“Aon”). The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
Beginning in 2016, after taking into consideration the six factors prescribed by the SEC and NYSE described above, the compensation committee engaged Aon, a compensation consulting firm, as the compensation consultant to the compensation committee. The compensation committee continued its engagement of Aon during the year ended December 31, 2021. Aon’s work during 2021 included assisting the compensation committee with updating the peer group of companies for 2021 benchmarking purposes, an analysis of the Company’s existing executive compensation, including its equity incentive plan and option and RSU granting-practices, and an analysis of the Company’s director compensation policy. In the fourth quarter of 2021, Aon presented the compensation committee with data about the compensation paid by our peer group of companies and other employers who we believe compete with us for executives, updated the compensation committee on new developments in areas that fall within the compensation committee’s jurisdiction and advised the compensation committee regarding all of its responsibilities. Our management did not have the ability to direct Aon’s work.
Historically, the compensation committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the third and fourth quarters of the year. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the Chief Executive Officer with respect to individual employee performance. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.
The compensation committee is governed by a written Compensation Committee Charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Compensation Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2021, none of Messrs. Childs, Heffernan or Hugin, the current members of the compensation committee was an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2021, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of four directors, Dr. Bailey, Mr. Hugin, Ms. Gregory and Mr. Heffernan. Dr. Doogan was, until December 5, 2021, the chairman and Dr. Bailey was and is the chairman of the nominating and corporate governance committee. Since January 27, 2020, Dr. Bailey has been determined to be independent. Our Board has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the New York Stock Exchange standards and SEC rules and regulations. All of the members of our nominating and corporate governance committee are independent. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:
•    assessing the need for new directors and identifying individuals qualified to become directors;
•    recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;
•    assessing individual director performance, participation and qualifications;
•reviewing and updating the corporate policies;
•    developing and recommending to the board corporate governance principles;
•    monitoring the effectiveness of the board and the quality of the relationship between management and the board;
•    overseeing an annual evaluation of management’s and the board’s performance; and
•    overseeing the Company's Environmental, Social and Governance (ESG) strategy.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the nominating and corporate governance committee typically considers age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Pursuant to the Company’s Director Criteria policy, the Board and the nominating and corporate governance committee also seek geographic, age, gender and ethnic diversity among the members of the Board. The Board is currently comprised of one female, and two members who are ethnically diverse. While the Board has not adopted a formal stand-alone policy on this, considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.
In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The nominating and corporate governance committee also takes into account the results of the Board’s self-evaluation, which is conducted annually on a group and individual basis. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The nominating and corporate governance committee will consider director candidates recommended by shareholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Corporate Secretary, Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of shareholders. However, in the event that the annual meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting were held in the preceding year, in order to be timely, notice by the shareholder must be received by the Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made. Submissions must include the information required by our Memorandum and Articles of Association and any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
The nominating and corporate governance committee has oversight of our ESG strategy and risk management. Our cross-functional Sustainability Working Group is comprised of senior executives and reports to the Board and nominating and corporate governance committee at least annually. Together with the working group, the Company has a Chief Talent & Sustainability Officer that ensures accountability and coordinates our ESG efforts across the organization.
The nominating and corporate governance committee is governed by a written nominating and corporate governance committee charter approved by our Board of Directors. The charter is available on our website at www.biohavenpharma.com under the links “Investors—Governance Documents—Nominating and Corporate Governance Committee Charter.” We will also provide a printed copy of the charter to shareholders upon request.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510, Attn: Corporate Secretary. Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent and the number and class of shares of our share capital that are owned beneficially by the shareholder as of the date of the communication.
These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the audit committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the audit committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the audit committee, compensation committee or nominating and corporate governance committee.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.biohavenpharma.com. The nominating and corporate governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.
CORPORATE GOVERNANCE GUIDELINES
The Board has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available on our website at www.biohavenpharma.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The audit committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the annual meeting.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 2, 2020, the audit committee approved the engagement of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. The Company dismissed PricewaterhouseCoopers, LLP ("PwC") as the Company's independent registered public accounting firm effective February 27, 2020. PwC had served as the Company's independent registered public accounting firm since its inception. On March 4, 2020, the Company filed a Current Report on Form 8-K disclosing this change.
The audit reports of PwC on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company's fiscal years ended December 31, 2019 and 2018, and during the subsequent interim period through February 27, 2020, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934 ("Regulation S-K") between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the Company's consolidated financial statements for such periods, and (ii) there were no reportable events of the type described in item 304(a)(1)(v) of Regulation S-K, except for the material weakness identified during the audit of the Company's consolidated financial statements as of and for the period ended December 31, 2017, all of which were satisfactorily remediated as of December 31, 2018. Specifically, as of and for the period ending December 31, 2017, there were material weaknesses identified in the Company's internal control over financial reporting related to designing and maintaining (1) an effective control environment commensurate with its financial reporting requirements because of lack of sufficient number of trained professionals with appropriate accounting knowledge, training and experience, (2) accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries, (3) formal accounting policies, processes and controls to analyze, account for and disclose complex transactions, (4) controls over our supervision and review of the completeness and accuracy of third-party vendors' computations supporting our common share valuations and (5) controls over the operating effectiveness of information technology controls for information systems relevant to the preparation of its financial statements. All such material weaknesses were remediated as of December 31, 2018 and there were no material weaknesses identified during the audit of the Company's consolidated financial statements as of and for the period ending December 31, 2019.
During the Company's fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through February 27, 2020, neither the Company nor anyone acting on its behalf consulted with Ernst & Young LLP regarding any of the matters described in items 304(a)(2)(i) and (ii) of Regulation S-K.
The Company has furnished Ernst & Young LLP with a copy of the disclosures under this Proposal 2. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. However, due to the ongoing COVID-19 pandemic and restrictions on travel, there is a possibility that they may not be able to attend the annual meeting. If they are able to attend the annual meeting, they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Memorandum and Articles of Association nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

To be approved, Proposal 2, the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against" the proposal.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020 by Ernst & Young LLP, the Company's independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020, respectively.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,509,689	$1,365,700
Audit-Related Fees(2)	25,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,534,689	$1,365,700
(1)     Includes fees billed for the fiscal year shown for professional services for the audit of the Company’s Annual Report on Form 10-K and internal controls over financial reporting, reviews of our Quarterly Reports on Form 10-Q, review of the Company’s registration statements and other SEC filings, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)     Includes fees for audits of employee benefit plan financial statements.
All fees described above were pre-approved by the audit committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related, tax and other services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our shareholders with a non-binding advisory vote on the compensation of our named executive officers (“NEOs”), as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement (commonly referred to as a “Say-on-Pay” vote). Section 14A of the Exchange Act requires us to hold the Say-on-Pay vote at least once every three years. Following the recommendation of our shareholders at our 2019 Annual Meeting, the Board has chosen to hold the Say-on-Pay vote every year.
We encourage you to read the Compensation Discussion & Analysis, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative disclosure, which provide detailed information on the compensation of our NEOs. Our Board and compensation committee believe that the policies and procedures articulated in the Compensation Discussion & Analysis are effective in achieving our goals and the compensation of our NEOs reported in this Proxy Statement has supported and contributed to our success.
Although the results of the Say-on-Pay vote will not be binding, we value highly input from and engagement with our shareholders. Our Board and Compensation Committee will review the results of this 2022 Say-on-Pay vote and consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices. To be approved, Proposal 3, the Say-on-Pay vote, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will count as a vote "Against" the proposal.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers:

Name	Age	Position
Vlad Coric, M.D.	51	Chief Executive Officer and Director
Elyse Stock, M.D.	64	Chief Medical Officer
Matthew Buten	61	Chief Financial Officer
James Engelhart	58	Chief Financial Officer (through December 14, 2021)
John Tilton	54	Chief Commercial Officer, Rare and Orphan Diseases
Charles Conway, Ph.D.	60	Chief Scientific Officer
Kimberly Gentile	56	Senior Vice President of Clinical Operations
William "B.J." Jones, MBA	58	Chief Commercial Officer, Migraine and Common Diseases
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
The following sets forth certain information with respect to our executive officers who are not directors:
Elyse Stock, M.D.
Dr. Stock has served as our chief medical officer since August 2019. Prior to this, from June 2017 to August 2019, she served as our chief of portfolio strategy and development. Prior to her time at the Company, she served 19 years at BMS developing numerous experimental agents across multiple therapeutic areas including neuroscience, oncology, immunology and cardiovascular. Dr. Stock completed her residency at Payne Whitney Clinic, Cornell Medical Center and her fellowship in Child and Adolescent Psychiatry at Children's Hospital National Medical Center in Washington D.C. She earned her medical degree at New York University School of Medicine.
Matthew Buten
Mr. Buten joined our Company as our chief financial officer on December 15, 2021. Mr. Buten previously served as Managing Director of Foresite Capital Management from December 2012 to December 2021. Prior to joining Foresite Capital Management, Mr. Buten served as a healthcare portfolio manager at Catapult Capital Management LLC / Millennium LP from June 2007 to June 2012. Prior to that, Mr. Buten was co-founder and co-manager of Sapphire Capital Partners LLP, a co-founder and a partner at Argus Partners, a Managing Director and Head of Healthcare Investment Banking for Needham & Company, LLC and as a Director in Investment Banking at Smith Barney Inc. Mr. Buten holds a Bachelor of Science in economics (B.S.) from The Wharton School of the University of Pennsylvania.
James Engelhart
Mr. Engelhart served as our chief financial officer from May 2016 until December 2021. Prior to this, from August 2014 to May 2016, he served as executive director of finance, Americas for Alexion Pharmaceuticals, Inc., and from March 2006 to July 2014, he served as a finance director for Energizer Holdings, Inc. From May 1998 to March 2006, Mr. Engelhart served in increasingly senior finance roles for BMS and held finance roles in R&D Operations and International Operations at Schering-Plough from 1992 to 1998. Mr. Engelhart currently serves on the board of directors of OLM School of Madison. Mr. Engelhart started his career as an auditor with Coopers & Lybrand LLP from 1986 through 1991. Mr. Engelhart received his B.S. in accounting from Villanova University and is a CPA (inactive). Mr. Engelhart retired from his position at the Company on December 14, 2021.
John Tilton
Mr. Tilton has served as our chief commercial officer, rare and orphan diseases since April 2019 and, prior to that, as our chief commercial officer since April 2016. Prior to this, from November 2006 to March 2016, he served in increasingly senior marketing and business roles with Alexion Pharmaceuticals, Inc., including serving as its executive director, global sales and marketing operations from January 2011 to March 2016. Prior to his time at Alexion Pharmaceuticals, Mr. Tilton served as a director, division operations at Pfizer from August 2005 to November 2006, as a regional sales manager for Agouron Pharmaceuticals from November 1999 to August 2005 and as division manager at Sanofi from 1993 to 1999. Mr. Tilton received his BSBA in finance from the University of South Carolina—Columbia.

Charles Conway, Ph.D.
Dr. Conway has served as our chief scientific officer since January 2017. From January 2000 to January 2017, he held positions of increasing responsibility in drug discovery at BMS, most recently serving as associate director—biology analytics. Dr. Conway led BMS’s biology program efforts working on the CGRP antagonist program for over 10 years and was part of the full development team advancing rimegepant into clinical research. Dr. Conway has extensive experience in the field of pain research and is an inventor on three U.S. patents granted for the treatment of pain. Prior to his time at BMS, Dr. Conway was a postgraduate research anesthesiologist at the University of California San Diego. Dr. Conway received his B.S. in experimental psychology from the University of Central Missouri and his Ph.D. in neuroscience from the University of California Santa Barbara.
Kimberly Gentile
Ms. Gentile has served as our senior vice president, clinical operations since February 2014. Before coming to Biohaven, Ms. Gentile served as associate director, project manager, global clinical operations at BMS from 2000 to February 2014. Prior to this, she was a senior clinical trial manager at SCIREX Corporation from 1996 to June 2000. Ms. Gentile received her B.S. in Psychology from Salem State University.
William "B.J." Jones, MBA
Mr. Jones has served as our chief commercial officer, migraine and common diseases since April 2019. From January 2016 to March 2019, Mr. Jones served as vice president, head of sales and commercial operations for the general medicine business unit at Takeda Pharmaceuticals America, Inc. From January 2014 to December 2016, he served as vice president, head of sales for U.S. diabetes at AstraZeneca Pharmaceutical, LLP. From April 2013 to December 2014, he served as vice president, head of sales for the U.S. AZ/BMS diabetes alliance at BMS. From September 2007 to March 2013, he served as vice president, commercial operations and then vice president, sales for the eastern zone at Boehringer Ingelheim Pharmaceuticals, Inc. From 2004 to 2007, Mr. Jones served as vice president, marketing & business development at NitroMed, Incorporated. Prior to his time at NitroMed, Mr. Jones served in various roles of increasing seniority at BMS from 1992 to 2004, including serving as marketing director, U.S. medicines for Abilify, and, prior to that, in various roles of increasing seniority as a commissioned officer in the United States Air Force from 1985 to 1992, including serving as function manager at the Armstrong Laboratory. Mr. Jones received his B.S. in human factors engineering from the United States Air Force Academy, his MS in industrial engineering from Texas A&M University and his MBA from the Stanford University Graduate School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our voting securities as of March 2, 2022 for:
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our voting securities, which includes our common shares and our Series A Preferred Shares;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.
The percentage ownership information is based upon 70,526,916 common shares outstanding as of March 2, 2022 and 1,871 shares of our Series A Preferred Shares outstanding as of March 2, 2022 . We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include common shares issuable pursuant to the exercise of stock options or warrants that are exercisable on or before April 29, 2022, which is 60 days after March 2, 2022, or restricted share units that vest on or before April 29, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those stock options, warrants or restricted share units for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Biohaven Pharmaceutical Holding Company Ltd., 215 Church Street, New Haven, CT 06510.

Name of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Principal Shareholders
RPI Finance Trust(1)	Series A Preferred Shares	1,871	100.0%
Capital International Investors(2)	Common Shares	6,178,009	8.8%
Capital World Investors(3)	Common Shares	5,104,501	7.2%
BlackRock, Inc.(4)	Common Shares	4,635,280	6.6%
Named Executive Officers and Directors:	Common Shares
Vlad Coric, M.D.(5)	Common Shares	1,920,839	2.7%
James Engelhart(6)	Common Shares	317,604	0.4%
Matthew Buten(7)	Common Shares	12,677	0.0%
Kimberly Gentile(8)	Common Shares	188,175	0.3%
William Jones, Jr.(9)	Common Shares	113,999	0.2%
Elyse Stock, M.D.(10)	Common Shares	130,627	0.2%
Gregory H. Bailey, M.D.(11)	Common Shares	2,581,658	3.7%
John W. Childs(12)	Common Shares	3,035,001	4.3%
Julia Gregory (13)	Common Shares	48,000	0.1%
Michael Heffernan(13)	Common Shares	17,466	—%
Robert J. Hugin(14)	Common Shares	9,216	—%
Kishan Mehta(15)	Common Shares	41,890	0.1%
All current directors and executive officers as a group (14 persons)	Common Shares	8,743,472	12.4%
(1)    The principal business address of RPI Finance Trust is c/o RP Management LLC 110 East 59th Street, 33rd Floor, New York, NY 10022.
(2)    The amounts shown and the following information were provided by Capital International Investors ("Capital International Investors"), a division of Capital Research and Management Company, pursuant to a Schedule 13G/A filed with the SEC on February 11, 2022. Capital International Investors reports that it has sole voting power and sole dispositive power over 6,178,009. The principal business address of Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025.
(3)    The amounts shown and the following information were provided by Capital World Investors ("Capital World Investors"), a division of Capital Research and Management Company, pursuant to a Schedule 13G filed with the SEC on February 11, 2022. Capital International Investors reports that it has sole voting power over 5,102,981 of these shares and sole dispositive power over 5,104,501 shares. The principal business address of Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles,CA 90071.
(4)    The amounts shown and the following information were provided by BlackRock, Inc. ("BlackRock") pursuant to a Schedule G filed with the SEC on February 3, 2022. BlackRock reports that it has sole voting power and sole dispositive power over 4,635,280 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)     Consists of (i) 91,823 common shares held directly, (ii) 19,130 common shares held by 401K plan, (iii) 498,261 common shares held by The Vladimir Coric Family Trust 2013, (iv) 313,500 common shares held by The Vladimir Coric Marital Trust 2013 (Elizabeth Ann Coric, Dr. Coric's spouse, serves as the sole trustee of both of the aforementioned trusts) and (v) 998,125 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022. As of the record date, the Coric Family Trusts have pledged the common shares that they own as collateral in connection with margin accounts. As of the record date, those margin accounts had an aggregate loan balance of approximately $3.7 million and the maximum aggregate loan balance in the margin accounts over the past 12 months prior to the record date did not exceed that amount.
(6)    Consists of (i) 15,673 common shares held directly and (ii) 301,931 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022. As of the record date, 10,532 of the common shares held by Mr. Engelhart were pledged as collateral in connection with a margin account.
(7)    Consists of (i) 6,177 common shares held directly and (ii) 6,500 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022.
(8)    Consists of (i) 11,653 common shares held directly and (ii) 176,522 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022 and (iii) 3,250 common shares underlying RSUs that have vested and for which settlement has been deferred.
(9)    Consists of (i) 13,999 common shares held directly and (ii) 100,000 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022.
(10)    Consists of (i) 11,090 common shares held directly, (ii) 100,288 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022, (iii) 5,374 common shares owned by Dr. Steven Schnittman, Dr. Stock's spouse, and (iv) 13,875 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022 held by Dr. Steven Schnittman, Dr. Stock's spouse.
(11)    Consists of (i) 2,545,658 common shares held directly and (ii) 36,000 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022.
(12)    Consists of (i) 3,025,001 common shares held directly and (ii) 10,000 common shares held by John Childs 2013 Revocable Trust. As of the record date, 78,157 of the common shares held by Mr. Childs were pledged as collateral in connection with a margin account.
(13)    Consists of common shares underlying options that are vested and exercisable within 60 days of March 2, 2022.
(14)    Consists of (i) 2,900 common shares held directly and (ii) 6,316 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022.
(15)    Consists of (i) 10,640 common shares held directly and (ii) 31,250 common shares underlying stock options that are vested and exercisable within 60 days of March 2, 2022.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except (i) on November 26, 2021, Dr. Conway filed a Form 4/A to correct the number of options granted on December 7, 2017 and (ii) on December 14, 2021, Mr. Buten filed a late Form 4 in connection with restricted share units granted on December 8, 2021.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This CD&A describes our executive compensation philosophy, summarizes our 2021 compensation program and discusses how our NEOs were compensated in 2021. Our NEOs for 2021 are set forth in the table below:

NEO	Principal Position and Title
Vlad Coric, M.D.	Chief Executive Officer
Matthew Buten	Chief Financial Officer
William Jones, Jr.	Chief Commercial Officer of Migraine & Common Diseases
Kimberly Gentile	Senior Vice President of Clinical Operations
Elyse Stock, M.D.	Chief Medical Officer
James Engelhart	Former Chief Financial Officer
Executive Compensation Guiding Principles and Pay Practices

GUIDING PRINCIPLES

Attract and motivate high-quality executives
▪Use the 50th percentile total target cash opportunity of our peer group as a guideline to determine executive compensation and remain competitive with market practice.
▪Differentiate compensation by individual, reflecting his or her role, experience, performance and expected contributions.

Pay for performance	▪Our program includes short-term and long-term performance-based elements. ▪Total compensation is expected to vary each year and over the long term to reflect our strategic objectives and performance.
Reinforce long-term view of Company performance
▪A significant portion of incentive compensation is share-based and long-term in focus.
▪Maintain an Insider Trading and Window Period Policy, which contains a prohibition on hedging and short sales of Company shares.

Strong governance practices	▪Retain an independent compensation consultant to advise the compensation committee.

PAY PRACTICES
What We Do	What We Don’t Do
▪Engage an independent compensation consultant	× No tax gross-ups for change in control golden parachute taxes
▪Use the 50th percentile total target cash opportunity of our peer group	× No hedging of Company shares
▪Directly link pay to performance through the use of stock options and restricted share units ("RSUs")
▪Balance incentives for short- and long-term performance goals with a mix of fixed and variable compensation

Stock Performance Graph

COMPARISON OF CUMULATIVE TOTAL RETURN SINCE IPO *
$800
$700
$600
$500
$400
$300
$200
$100
$—
May 2017
Dec 2017
Dec 2018
Dec 2019
Dec 2020
Dec 2021
Biohaven Pharmaceutical Holding Company Ltd.
S&P 500
S&P Biotechnology
Dow Jones
Nasdaq

_______________________________________________________________________________
* $100 invested on May 4, 2017 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.
EXECUTIVE COMPENSATION PROGRAM
In line with our guiding principles described above, the objectives of our compensation program are to attract, retain and motivate our executive officers to meet our long-term goals. To achieve our goal, we provide appropriate levels of risk and reward, assessed on a relative basis to our peers at the executive levels within the Company and in proportion to individual contribution and performance. We establish appropriate incentives for management to further the Company’s long-term strategic goals and avoid emphasis on short-term market value.
The compensation committee of our Board of Directors (the “compensation committee”) reviews compensation annually for all employees, including our executives. In setting executive base salaries, annual bonuses and bonus opportunities, and granting equity awards, the compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders, and promote a long-term commitment to the Company. We use the 50th percentile total target cash opportunity of our peer group as a guideline in setting our executive pay levels (but do not specifically target our compensation to the 50th percentile), and make adjustments to account for personal experience, performance and internal equity. In making our annual equity awards, grants are sized after evaluating and considering the Company’s performance over the fiscal year, each executive’s individual contributions to our accomplishments over the year (based on the executive’s and the CEO’s assessment of their performance) and the size of the award each executive received in the prior fiscal year.
Compensation Committee Role and Process
Our Board determines our executives’ compensation after receiving recommendations from our compensation committee. The compensation committee consists of three members of the Board, and each member of the compensation committee is independent (as determined under the independence requirements of the New York Stock Exchange). The compensation committee’s executive compensation duties and policies include the following:

▪Reviewing and approving corporate goals and objectives that reinforce the Company’s long-term strategic goals
▪Approving and recommending to the Board for approval, levels of executive compensation
▪Establishing policies with respect to equity compensation arrangements, including compensation plans and programs advisable for the Company
▪Reviewing regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of the Company’s industry
▪Evaluating the efficacy of the Company’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the compensation committee’s policy.

Each year, our compensation committee typically reviews and discusses management's proposed compensation with our CEO for all executives (other than our CEO). The compensation committee has engaged an independent compensation consulting firm, Aon, since March 2017 to help ensure that our compensation practices are aligned with best market practices and shareholder value.
The CEO meets with the compensation committee to review the compensation levels for the Company’s executive-level officers as well as the overall goals for the Company and individuals. Based on those discussions and after receiving recommendations from the CEO and the compensation committee, our Board, in its discretion and without members of management present, discusses and ultimately approves the compensation of our executive officers. The Board makes all final compensation and equity award decisions regarding our NEOs after receiving recommendations from our compensation committee. Our review process emphasizes pay for performance principles to motivate and reward exceptional performance, with the goal of maximizing shareholder value. In general, in making recommendations to the Board, the compensation committee uses the 50th percentile of the base salaries and total target compensation of similarly situated executive officers of companies in our peer group (as described below) as a guideline or reference point in setting levels of executive compensation, which gives employees the opportunity to earn compensation that exceeds the 50th percentile for outstanding effort and performance.
Role of Independent Compensation Consultant
In 2021, the compensation committee again retained Aon to evaluate our executive compensation program. Aon’s engagement for our 2021 fiscal year included: attending compensation committee meetings, assisting the compensation committee with the selection of a peer group of companies for benchmarking purposes, analysis of our existing executive compensation programs, including our equity incentive plan and equity-based award grant practices, and analysis of our director compensation policy. The compensation consultant serves at the pleasure of the compensation committee rather than management, and the compensation consultant's fees are approved by the compensation committee. The compensation committee has assessed the independence of Aon pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the compensation committee.
Use of Peer Group Data
Our compensation committee, in conjunction with management, uses competitive market data from surveys and reports prepared by Aon. We consider market survey data from a peer group of companies that have similar revenue size, market capitalization, headcount, brand value, products, or markets, or with which we compete for executive talent.
For purposes of setting 2021 compensation decisions, as well as determining equity awards granted in January 2021 in respect of 2020 performance, the compensation committee determined to make certain changes to the peer group, including by refreshing nine of its peers. Accordingly, we used the following peer group for the purposes of determining 2020 equity awards that were granted in January 2021, and for other 2021 compensation decisions:

ACADIA Pharmaceuticals	Emergent BioSolutions	Neurocrine BioSciences
Acceleron Pharma	Exelixis	PTC Therapeutics
Agios Pharmaceuticals	Global Blood Therapeutics	Reata Pharmaceuticals
Alnylam Pharmaceuticals	GW Pharmaceuticals	Sage Therapeutics
Amicus Therapeutics	Halozyme Therapeutics	Sarepta Therapeutics
bluebird bio	Insmed	Ultragenyx Pharmaceutical
Blueprint Medicines	Ionis Pharmaceuticals

2021 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Our executive compensation program is aligned with our long-term goals and is intended to attract and retain top talent, reward business performance and maximize shareholder value. Our view of performance reflects the individual’s ability to execute our business objectives in a collaborative and goal-driven environment. Our total compensation program for NEOs is competitive with our peer companies and is comprised of the following key elements:

Annual Base Salary	▪Reflects the executive’s abilities, experience, roles, and responsibilities
Annual Bonus	▪Performance-based annual cash bonus based on Company financial results and individual performance
Long-Term Incentive	▪Stock options, RSUs, and PSUs (newly implemented for 2021 compensation) to align the interests of executives with those of shareholders
Employee Benefits
▪Executives are generally eligible for the same competitive benefits as other employees in the United States, including Company-paid medical, dental, and vision insurance, paid time off and matching contributions to the Company’s 401(k) plan

Severance Protection	▪All of our NEOs are eligible for post-termination severance payments under their employment agreements or offer letter
The compensation committee reviews and recommends to the Board the appropriate target compensation mix for each NEO, taking into account the executive’s success in achieving their individual performance goals and objectives and the corporate performance goals and objectives that are relevant to the executive officer. We do not apply fixed ratios or formulas, or rely solely on market data or quantitative measures.
Performance-Based Equity Award Program
In January 2022, the Company's compensation committee introduced performance share units (“PSUs”) as a component of our chief executive officer’s compensation. The compensation committee believes that granting PSUs will enhance the alignment of executive compensation with stockholder interests and will motivate and reward achievement of long-term growth for the company.
Say on Pay Results and Shareholder Outreach
To achieve our long-term business goals, we emphasize a culture of pay for performance, as evidenced by the introduction in 2021 of the Performance-Based Equity Award program. We provide our executives with equity-based incentives in order to maintain focus on creating long-term value and to ensure alignment with shareholders. In addition, last year’s say on pay proposal received the support of approximately 79.5% of shareholders. The compensation committee considered the results of the 2021 say on pay vote when making its decisions for the 2021 performance year and in particular, noted the year-over-year decrease in stockholder support for our executive compensation program. Accordingly, the compensation committee identified certain aspects of the program and related disclosures that could be enhanced or improved and determined to make certain changes. These enhancements include expanding disclosure about the Company's equity ownership policy for the executive officers and directors (see above in “Proposals 1(A), 1(B) and 1(C)—Information Regarding the Board of Directors and Corporate Governance—Equity Ownership Policy”), which was adopted in 2021 and is designed to ensure minimum stock ownership by each of the executive officers and directors. Additionally, in 2022, the compensation committee introduced performance share units as a component of executive compensation, tying executive compensation to the long-term growth of the Company (as discussed above). See the 2021 Equity Grants section for more information on the terms of these performance share units.
While the compensation committee values the feedback solicited in the context of the say on pay vote, it also takes into account other indicators when considering changes to the Company’s executive compensation practices. In this regard, the compensation committee reviewed the year-over-year increase in the chief executive officer’s compensation as compared to our five year total shareholder return, noting that granted pay and shareholder returns were generally aligned.
Awarded 2021 Compensation
As described below under “2021 Equity Grants”, the options and RSUs awarded in respect of 2020 performance were granted to our NEOs in January 2021 and the options and RSUs (and, in the case of Dr. Coric, PSUs) awarded in respect of 2021 performance were granted to our NEOs in January 2022.

The following table shows our compensation committee’s determinations regarding our NEO’s annual compensation. This table is different from the SEC-required 2021 Summary Compensation Table on page 37 because the Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. This means that the options, RSUs and PSUs we granted to our NEOs in respect of 2021 performance will not be included in the 2021 Summary Compensation Table because they were granted in January 2022.

Name	Base Salary	Cash Bonus (1)	Options	RSUs	Total Compensation (2)
Vlad Coric, M.D.(3)	$750,000	$1,050,000	$5,263,822	$5,154,800	$12,218,622
Matthew Buten	$33,807	$15,213	$1,955,134	$—	$2,004,154
William Jones, Jr.	$507,150	$507,150	$2,255,924	$1,933,050	$5,203,274
Kimberly Gentile	$430,022	$587,722	$1,955,134	$1,675,310	$4,648,188
Elyse Stock, M.D.	$491,500	$636,136	$1,955,134	$1,675,310	$4,758,080
James Engelhart	$452,570	$356,399	$1,955,134	$1,675,310	$4,439,413
(1)    The amounts reflect the discretionary bonuses paid for performance during 2021, as discussed further above under “—Compensation Discussion and Analysis—The 2021 Executive Compensation Program in Detail—Annual Cash Bonus.” The amounts shown for Ms. Gentile and Dr. Stock also include a one-time bonus of $249,080 awarded in recognition of their work in connection with the FDA approval of Nurtec ODT for the preventive treatment of migraine.
(2)    The amounts reported as Total Compensation differ substantially from the amounts determined under SEC rules as reported for 2021 in the “Total” column of the Summary Compensation Table set forth on page 37. The above table is not a substitute for the Summary Compensation Table.
(3) The amounts in this table exclude the 40,000 PSUs granted to Dr. Coric, as further discussed below in the 2021 Equity Grants section. While the Committee awarded Dr. Coric the PSUs in respect of his 2021 performance, the valuation of such PSUs is pending as of the date of this Proxy Statement. Consequently, the value of the PSUs is not included in the calculation of Dr. Coric’s total compensation in the above table. The grant date fair value of these PSUs will be included in the 2022 Summary Compensation Table in accordance with SEC disclosure rules.
Annual Base Salary
Annual base salaries are intended to provide a fixed component of compensation to our NEOs, reflecting their skill sets, experience, roles and responsibilities. Our compensation committee is generally responsible for reviewing and recommending the appropriate base salary for executives to the Board for approval after taking into consideration input received from its independent compensation consultant and management.
Base salaries are generally determined, approved and reviewed periodically by our Board in order to compensate our NEOs for the satisfactory performance of duties to our company, and to align with the market.
The following table presents the base salaries for each of our named executive officers during 2021. The 2021 base salaries became effective on January 1, 2021, with the exception of Mr. Buten's salary, which became effective on December 8, 2021, of which he received $33,807 in connection with his employment in 2021. In determining the base salary increases below, the committee considered the NEOs’ base salary levels in comparison to the peer group, and to bring their base salaries generally in line with the 50th percentile of the peer group.

Name	2021 Annual Base Salary	Increase from 2020
Vlad Coric, M.D.	$750,000	20.7%
Matthew Buten(1)	$525,000	N/A
William Jones, Jr.	$507,150	5.0%
Kimberly Gentile	$430,022	10.0%
Elyse Stock, M.D.	$491,500	13.0%
James Engelhart(2)	$452,570	4.0%
(1)    Mr. Buten joined our Company on December 8, 2021, and assumed the role of chief financial officer on December 15, 2021. His 2021 annual base salary in this table represents his full year salary for 2021, of which he received $33,807 for his employment in 2021.

(2)    Mr. Engelhart retired as chief financial officer as of December 14, 2021, but continued to be employed at the Company as Advisor of Strategic Initiatives. This amount includes his salary for the full fiscal year.
Annual Cash Bonus
We seek to motivate and reward our executive officers for achievements relative to our corporate goals and expectations for each fiscal year. Each of our NEOs is eligible to receive an annual cash bonus dependent on individual and corporate performance.
Dr. Coric, Mr. Engelhart, Mr. Buten and Mr. Jones each have a target bonus opportunity specified in his respective employment agreement with Biohaven Pharmaceuticals, Inc., defined as a percentage of his annual salary. Ms. Gentile's and Dr. Stock's target bonus opportunity for 2021 was determined by the Board, upon recommendation by the compensation committee. For 2021, the target bonus opportunities were as follows:

Name	2021 Target Bonus (% of Salary)
Vlad Coric, M.D.	70%
Matthew Buten	45%
William Jones, Jr.	50%
Kimberly Gentile	45%
Elyse Stock, M.D.	45%
James Engelhart	45%
The compensation committee reviewed the Company’s 2021 performance and the individual performance of each NEO with Dr. Coric (note that Dr. Coric does not participate in discussions on his own pay), including individual contributions and accomplishments during the year, and recommended to the Board the bonus amounts to be paid to each NEO for 2021 performance. The compensation committee reviewed Dr. Coric’s 2021 performance and recommended his bonus amount to the Board. The Board, following the recommendation of the compensation committee, determined to pay the following bonuses to each of our named executive officers in January 2022:

Name	2021 Actual Bonus ($)	Percentage Above Bonus Target
Vlad Coric, M.D.	$1,050,000	100%
Matthew Buten(1)	$15,213	—%
William Jones, Jr.	$507,150	100%
Kimberly Gentile	$338,642	75%
Elyse Stock	$387,056	75%
James Engelhart	$356,399	75%
(1)     Mr. Buten received a prorated bonus at target for his employment in 2021, reflecting the period of the calendar year he was employed by the Company.
In determining the amount of the above actual bonuses paid to our NEOs, the committee considered the Company’s outstanding stock performance (as illustrated by the Stock Performance Graph on page 25) and clinical development successes in 2021. The committee also considered their assessment of the individual performance of each NEO with respect to the Company’s successes, along with individual self-evaluations completed by each of the NEOs. The committee determined that each NEO had earned a discretionary annual bonus above their applicable target, based on their and the Company’s outstanding achievements, including the execution of a global commercialization agreement with Pfizer for rimegepant and zavegepant, the FDA approval of a second indication for NURTEC ODT for the preventive treatment of migraine, and the continuation of advancements in our development platforms, including reporting positive results from our Phase 3 clinical trial for the use of intranasal zavegepant for the acute treatment of migraine. Due to the Company exceeding the performance goals set by the compensation committee and the Company's superior performance in 2021, the Board approved Dr. Coric's actual bonus at 100% above his target.
Long-Term Incentives
Our equity-based incentive awards are designed to align our executives’ interests with those of our shareholders. Our compensation committee is responsible for reviewing and recommending equity grants to the Board for the Board's approval. Vesting of equity awards is generally tied to continuous service with the Company over the vesting schedule and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
In determining the size of the equity awards made to the NEOs, Dr. Coric reviews the NEOs’ individual self-assessments of their own performance over the prior year and makes his own assessment of each individual’s performance. Based on those assessments and on the Company’s performance over the prior fiscal year, Dr. Coric recommends the equity grants to be made to each NEO (other than himself) to the compensation committee. The compensation committee considers Dr. Coric’s assessments and input and makes a final recommendation to the Board as to size of the equity grants to awarded to each NEO. The compensation committee reviews Dr. Coric’s performance and recommends the size of his equity grant to the Board. Our Board makes the final assessment of performance and ultimately has the authority to approve and award equity grants based on the compensation committee’s recommendation, with input from the compensation consultant.
All of the Company's currently outstanding equity awards have been made in the form of stock options or RSUs. Stock options and RSUs are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of our common shares. Our stock options are granted with a per share exercise price equal to no less than the fair market value of a common share on the date of the grant of such award. The committee has structured the mix of equity vehicles and the relative weight assigned to each type to motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases, and to ensure some amount of value delivery through the RSUs, which are complementary because they have upside potential but deliver some value even if the stock price or the market generally does not go up, while also reinforcing an ownership culture and commitment to us. When determining the size of the grants, as described above, the compensation committee generally considers Dr. Coric’s recommendations and a number of other factors, including the Company’s performance, individual performance, competitive market data as described in “Use of Peer Group Data” and the NEO’s position and responsibilities in the Company. Beginning in 2021, the compensation committee has instituted a performance equity component and has started with the CEO to further align the Company's long term success with the effects of the NEOs. The compensation committee intends to further roll out this plan in 2022.
Equity awards granted to our executives generally vest over a multi-year period. To promote executive retention, unvested awards generally are forfeited if the employee leaves the Company before vesting occurs and vested awards must be exercised within three months after termination of employment.
2021 Equity Grants
In January 2022, the compensation committee recommended to the Board, after discussion with the CEO (other than with respect to his own pay), that annual equity grants and certain other grants of stock options and RSUs be made to our NEOs. In 2021, the compensation committee determined that it would make the grants of stock options and RSUs in respect of 2021 performance until the first quarter of 2022, so that it could better evaluate performance based on full-year results. As a result, no equity awards were granted to the NEOs during the 2021 calendar year and instead, the stock options and RSUs (and, in the case of Dr. Coric, PSUs) awarded in respect of 2021 performance were granted on January 6, 2022 following the compensation committee’s review of performance results for the full year. In determining the number of equity awards granted to our NEOs in respect of 2021 performance, the committee and Board again considered the Company’s outstanding performance in 2021 and the individual contributions by each NEO, based on their own self-assessments and the assessment of their supervisor, the CEO (other than with respect to his own performance, which was assessed by the compensation committee).
The compensation committee also decided to award Dr. Coric 40,000 PSUs in respect of his performance in 2021. These units will vest based on performance over a three year period commencing January 1, 2022 based upon achievement of the following three key performance parameters:

Revenue	▪One-third of PSUs will vest and be earned if a pre-specified amount of net sales for Nurtec ODT is achieved in any calendar year during the three year performance period.
Stock Price	▪One-third of PSUs will vest and be earned based on the Company’s stock price measured relative to the XBI annual or cumulative performance during the three year performance period.
Product Development	▪One-third of PSUs will vest and be earned if FDA approval is received for a product other than Nurtec ODT or if an sNDA for Nurtec ODT is approved outside of migraine.

The aggregate number of equity awards granted to each NEO on January 7, 2022 in respect of 2021 performance are shown in the following table:

Name	Number of Options Granted	Option Grant Date Value	Number of RSUs Granted	RSU Grant Date Value	Total Grant Date Value
Vlad Coric, M.D.	70,000	$5,263,822	40,000	$5,154,800	$10,418,622*
Matthew Buten	26,000	$1,955,134	—	$—	$1,955,134
William Jones, Jr.	30,000	$2,255,924	15,000	$1,933,050	$4,188,974
Kimberly Gentile	26,000	$1,955,134	13,000	$1,675,310	$3,630,444
Elyse Stock, M.D.	26,000	$1,955,134	13,000	$1,675,310	$3,630,444
James Engelhart	26,000	$1,955,134	13,000	$1,675,310	$3,630,444
*     This is exclusive of any amount attributable to the 40,000 PSUs that were granted to Dr. Coric in respect of his 2021 performance. As noted above, the valuation of Dr. Coric’s PSUs is pending as of the date of this Proxy Statement and consequently, the value of such PSUs are not included in the calculation of the total grant date value in the above table. The grant date fair value of the PSUs will be included in the 2022 Summary Compensation Table in accordance with SEC disclosure rules.
The NEOs’ option and RSU grants awarded on January 7, 2022, will vest in four equal installments, with one-quarter vesting on the date of grant and each remaining one-quarter on the first, second and third anniversary of the date of grant, subject to the grantee’s continued employment through each vesting date. The Board determined to grant options and RSUs with the foregoing vesting schedule in order to incentivize future performance and reward current performance. As noted above, Dr. Coric’s PSUs vest only if certain pre-determined key performance parameters are achieved, which the compensation committee believes will enhance the alignment of executive compensation with stockholder interests and motivate and reward achievement of long-term growth for the company.
In order for the NEOs to realize any value from their option grants, the Company’s share price must appreciate, thus aligning our executives’ long-term economic interests with those of our shareholders.
OTHER PRACTICES, POLICIES AND GUIDELINES
Perquisites and Personal Benefits
The Company does not provide tax gross-up for change in control golden parachute taxes, perquisites or personal benefits to our named executive officers, except for personal usage of a car provided to Mr. Jones by the Company, which is provided to all members of the commercial sales team. We do, however, pay premiums for life, medical and dental insurance for all of our employees, including our named executive officers.
Retirement Benefits
The Company sponsors a tax-qualified 401(k) retirement plan in which our eligible employees (including our NEOs) are entitled to participate on the same basis as other plan participants. We match contributions to our 401(k) plan by our employees for the year, up to 4% of their pay (not to exceed the IRS compensation limit).
Employment Agreements and Offer Letters
As described further below, the Company and our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., have each entered into an employment agreements with Dr. Coric. Biohaven Pharmaceuticals, Inc. also entered into employment agreements with Mr. Jones, Mr. Buten and Ms. Gentile, and an offer letter with Dr. Stock. Each of the employment agreements with Dr. Coric and Mr. Buten provides for an initial three-year term of employment, with automatic one-year renewal periods, unless either party provides notice of non-renewal at least 90 days before the renewal date. Under the employment agreement between Biohaven Pharmaceuticals, Inc. and Mr. Engelhart, as amended by the Amendment No. 1, dated December 14, 2021, Mr. Engelhart will no longer serve as the chief financial officer of the Company and will continue with Biohaven Pharmaceuticals, Inc. as the Advisor of Strategic Initiatives to assist with the transition to the new chief financial officer and in strategic financial, tax and economic substance initiatives. The Amendment No. 1 also terminates his employment agreement with the Company. Mr. Engelhart's amended employment agreement has an initial term ending on December 31, 2022 and automatically renews for twelve month periods unless either party provides written notice of non-renewal at least 30 days prior to the applicable anniversary date. Mr. Jones's and Ms. Gentile’s employment agreement, and Dr. Stock's offer letter do not contain a set term of employment. Each named executive officer's employment is “at-will” and may be terminated at any time by us or Biohaven Pharmaceuticals, Inc., respectively and as applicable, or by the executive.
Termination and Change in Control Benefits
Consistent with the companies in our peer group, we provide severance benefits to our NEOs. Pursuant to their respective employment agreements or offer letter, each NEO is eligible to receive severance payments if his or her employment is terminated under specified circumstances, including without "Just Cause" or "Good Reason", as each is defined in their respective employment agreement or offer letter, as applicable.
Employment Agreements with Biohaven Pharmaceutical Holding Company Ltd.
Under the employment agreements with Dr. Coric, if we terminate Dr. Coric employment or fail to elect him to his officer position, or if his employment is terminated due to death or disability, he is entitled to a lump sum severance payment in the amount of $350,000. Under the employment agreement, all stock options held by Dr. Coric will be deemed to be fully vested and exercisable on his termination date, and the exercise period of such stock options will be extended for a period of two years following the termination date (or if earlier, the end of the term of the award). These severance payments are in addition to any severance payments due to Dr. Coric under his agreements with Biohaven Pharmaceuticals, Inc., as described below.
Employment Agreements with Biohaven Pharmaceuticals, Inc.
Under the employment agreements between our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., and each of Dr. Coric, Mr. Buten and Mr. Jones, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without “Just Cause,” due to death or disability, or if the executive terminates his employment for “Good Reason,” each in the absence of a “Change in Control," subject to the execution and non-revocation of a release of claims against the Company, the executive is entitled to receive severance payments, as follows:
•For Dr. Coric, severance payments in equal monthly installments equal to his current base salary for 15 months following termination.
•For Mr. Buten, severance payments in equal monthly installments equal to 1.5 times the sum of the applicable base salary rate in effect plus his target bonus opportunity for 18 months, plus he would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity, if any, which would have been awarded to him had he remained employed for the applicable performance period.
•For Mr. Jones, severance payments in equal monthly installments equal to 2 times the sum of the applicable base salary rate in effect plus his target bonus opportunity for 24 months, plus he would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity, if any, which would have been awarded to him had he remained employed for the applicable performance period.
In addition, upon such termination, each executive is entitled to continued health and life insurance coverage for the period during which the executive receives severance payments, except in the case of Mr. Jones for 18 months, reduced to the extent the executive receives comparable benefits elsewhere during the period. In addition, under the employment agreements, all stock options granted to Dr. Coric and all stock options and other equity incentive awards granted to Mr. Jones and Mr. Buten would become fully vested and exercisable upon such termination, and remain exercisable for 24 months following the date of the NEO’s termination (or, if earlier, the end of the term of the award). Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies.
Under the employment agreements between Biohaven Pharmaceuticals, Inc. and each of Dr. Coric, Mr. Buten and Mr. Jones, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without “Just Cause” or if the executive terminates his employment for “Good Reason,” each within 12 months following a “Change in Control,” subject to the execution and non-revocation of a release of claims against Biohaven Pharmaceuticals, Inc., the executive will be entitled to receive severance payments as follows:
•For Dr. Coric, an amount equal to his current base salary plus 1.5 times his target bonus opportunity, to be paid in equal installments over 18 months following his termination of employment.

•For Mr. Buten, an amount equal to 1.5 times the sum of his current base salary plus 2.5 times his target bonus opportunity, to be paid in equal installments over 12 months, plus he would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity, if any, which would have been awarded to him had he remained employed for the applicable performance period.
•For Mr. Jones, an amount equal to two times the sum of his current base salary plus three times his target bonus opportunity, to be paid in equal installments for 24 months following his termination of employment, plus he would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity, if any, which would have been awarded to him had he remained employed for the applicable performance period.
In addition, upon such termination, each executive is entitled to continued health and life insurance coverage during the period during which the executive receives severance payments, except in the case of Mr. Jones such period is 18 months, reduced to the extent the executive receives comparable benefits elsewhere during the severance period. All time-based vesting equity awards held by the executive as of the date of his termination will be deemed to be fully vested and exercisable on the termination date, and the executive may exercise such awards for 12 months following the termination date (or if earlier, the end of the term of the award). Performance awards will be governed by the terms of the applicable award agreement. Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies.
Under the employment agreement between Biohaven Pharmaceuticals, Inc. and Mr. Engelhart, as amended as of December 14, 2021 (as discussed above in “Compensation Discussion & Analysis—Other Practices, Policies and Guidelines—Employment Agreements and Offer Letters”), if Mr Engelhart's employment is terminated by either party for any reason, he will become a consultant for Biohaven Pharmaceuticals, Inc. and any stock options and restricted share units will continue to vest in accordance with their terms while he continues to provide consultant services to Biohaven Pharmaceuticals, Inc. and no severance payments will be made in connection with his termination of employment. All equity incentive awards will be subject to the terms of the 2017 Equity Incentive Plan, which provides that in the event of a change in control, if the surviving corporation does not assume or substitute outstanding equity based awards, such awards will fully vest and any performance-based awards will be deemed achieved at 100% of target levels, unless otherwise determined by the board.
Under the employment agreement with Ms. Gentile and the offer letter with Dr. Stock, if Biohaven Pharmaceuticals, Inc. terminates the executive's employment without “Cause” or if the executive terminates her employment for “Good Reason”, as each is defined in the respective agreements, such executive is entitled to an amount equal to six months portion of her base salary, to be paid consistent with the Company’s normal payroll schedule over six months. Neither Ms. Gentile's employment agreement or Dr. Stock's offer letter contain differing severance entitlements before or after a change in control.
Long-Term Incentive Awards
Under the terms of the 2017 Plan, unless otherwise provided under the terms of an applicable award agreement, if the surviving corporation or a successor corporation does not assume or substitute any outstanding awards upon a Change in Control, the outstanding awards will fully vest, with any performance goals or other vesting criteria achieved at target levels. Under the 2014 Plan, unless otherwise provided under the terms of the applicable award agreement, the committee retains discretion to provide for the appropriate treatment of awards upon a Change in Control, the replacement or repurchase of outstanding awards, and/or providing for a cash payment for outstanding options.
Additional information regarding the compensation and benefits that may be payable to our NEOs upon a termination of employment is contained below in “Potential Payments upon Termination or Change-in-Control”.
Restricted Share Unit Deferral Election Agreement
On December 23, 2021, we distributed a Restricted Share Unit Deferral Election Agreement (the "2022 Deferral Program") permitting deferred settlement of restricted share units granted in subsequent years under the 2017 Plan. The 2022 Deferral Program was approved by the Board. The 2021 Deferral Program establishes, effective December 23, 2021, a deferred compensation arrangement for the Company's executive officers whereby the officers may elect to voluntarily receive all or a portion of any restricted share unit awards granted under the 2017 Plan in the form of deferred common shares of the Company pursuant to an irrevocable election made under the 2022 Deferral Program. The 2022 Deferral Program was established under the 2017 Plan, and all common shares issued under the 2022 Deferral Program are subject to the terms and conditions of the 2017 Plan.

Hedging/ Trading Policy
The Trading Policy prohibits employees, officers and directors from engaging in transactions designed to limit or eliminate economic risks, including transactions involving short sales, options, puts, calls, hedging transactions or other derivative securities tied to the Company’s common shares. Officers, directors and others subject to the reporting obligations under Section 16 of the Exchange Act are also prohibited from engaging in short-swing trading and are required to abide by the restrictions on sales by control persons and the disclosure requirements related to such sales. In addition, pursuant to Regulation BTR under the Exchange Act, directors and executive officers are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security during any "blackout period" with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as director or executive officer. For more information on the Trading Policy, see the section entitled "Information Regarding the Board of Directors and Corporate Governance — Prohibition Against Hedging."
Risk Consideration
The Company has established executive compensation programs and practices that measure performance and are paid on both a short-term and long-term basis in order to ensure that our executives are not focused on short-term gains that may jeopardize or otherwise risk the long-term health of the Company. Based on the compensation committee’s review in 2021, we concluded that our compensation program does not encourage excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to the Company’s “covered employees,” which include our named executive officers. The compensation committee continues to consider the deductibility of compensation; however, the primary goals of our executive compensation program are to attract, incentivize and retain key employees and align pay with performance, and the compensation committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.
COMPENSATION COMMITTEE REPORT
The compensation committee of the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd, on behalf of the Board, establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the business objectives. In fulfilling its oversight responsibilities, the compensation committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth in this proxy statement. This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.
In reliance on the review and discussions referred to above, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s proxy statement to be filed in connection with the Company’s 2021 annual meeting of shareholders.
THE COMPENSATION COMMITTEE
Michael T. Heffernan, Chairperson
John W. Childs
Robert J. Hugin

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(2)(3)	Option Awards ($)(4)	Stock Awards ($)(4)	All Other Compensation ($)(6)	Total ($)
Vlad Coric, M.D.
Chief Executive Officer	2021	750,000	1,050,000	4,941,824	4,169,000	14,000	10,924,824
	2020	621,500	621,500	—	—	16,152	1,259,152
	2019	550,000	581,250	3,128,831	2,514,120	13,432	6,787,633
Matthew Buten(5)
Chief Financial Officer	2021	33,807	15,213	—	5,268,500	—	5,317,520
William Jones, Jr.
Chief Commercial Officer of Migraine & Common Diseases	2021	507,150	507,150	1,976,729	1,667,600	28,729	4,687,358
	2020	483,000	422,625	—	—	26,190	931,815
	2019	345,000	936,000	3,621,467	688,800	14,478	5,605,745
Kimberly Gentile
Senior Vice President, Clinical Operations	2021	430,022	587,722	1,482,547	1,250,700	13,561	3,764,552
	2020	390,929	239,444	—	—	24,621	654,994
	2019	372,313	228,042	1,205,401	861,000	13,734	2,680,490
Elyse Stock
Chief Medical Officer	2021	491,500	636,136	1,482,547	1,250,700	19,007	3,879,890
	2020	434,948	266,406	—	—	25,439	726,793
	2019	378,216	198,563	1,098,126	774,900	17,610	2,467,416
James Engelhart
Former Chief Financial Officer	2021	452,570	356,399	1,482,547	1,250,700	15,641	3,557,857
	2020	435,163	266,537	—	—	15,341	717,041
	2019	406,694	234,866	1,054,863	849,520	14,827	2,560,770
(1)    Salary amounts represent actual amounts paid for the indicated year. See the section entitled “Compensation Discussion & Analysis—2021 Executive Compensation Program in Detail—Annual Base Salary” for a description of adjustments to base salaries made during the year.
(2)    These amounts were paid to the executive by Biohaven Pharmaceuticals, Inc., which, as of December 31, 2021, is our wholly owned subsidiary.
(3)    The amounts reflect the discretionary bonuses paid for performance during 2019, 2020 and 2021, as discussed further above under “—Compensation Discussion and Analysis—The 2021 Executive Compensation Program in Detail—Annual Cash Bonus.” In the case of Mr. Jones, the amount shown also includes a one-time signing bonus of $660,000 in 2019. In the case of Mrs. Gentile and Dr. Stock, the 2021 amount shown also includes a one-time bonus of $249,080 for the FDA approval of Nurtec ODT for the preventive treatment of migraine.
(4)    The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. As discussed above in “Compensation Discussion & Analysis—2021 Executive Compensation Program in Detail—Awarded 2021 Compensation”, in 2020, the compensation committee decided to grant equity based awards in respect of 2020 in January 2021, which resulted in no equity based awards being granted in 2020. In the case of Mr. Buten, the amount shown also includes a one-time issuance of 50,000 restricted share units of the Company.
(5)    Table only includes compensation paid or granted in 2021, as Mr. Buten became an employee of the Company in 2021.
(6)    The amounts consist of Company contributions to the executive officer’s account under our 401(k) plan and life insurance premiums paid by the Company. For Mr. Jones, this also includes amounts attributable to personal use of a car provided by the Company, which is similarly provided to all members of the commercial sales team, and a tax gross-up for such use, totaling $12,145. The following table shows a breakout of Company contributions to each executive officer's 401(k) plans:

Name	Company Contributions to 401(k) Plans
Vlad Coric, M.D.	$11,600
Matthew Buten	$—
William Jones, Jr.	$11,600
Kimberly Gentile	$10,656
Elyse Stock, M.D.	$11,600
James Engelhart	$11,600
GRANTS OF PLAN-BASED AWARDS IN 2021
The table below summarizes the equity awards granted to the NEOs in 2021.

Name	Grant Date	All Other Stock Awards: Number of Shares of Units (1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Vlad Coric, M.D.	1/6/2021	50,000	100,000	$83.38	9,110,824
Matthew Buten	12/8/2021	50,000	—	N/A	5,268,500
William Jones, Jr.	1/6/2021	20,000	40,000	$83.38	3,644,329
Kimberly Gentile	1/6/2021	15,000	30,000	$83.38	2,733,247
Elyse Stock, M.D.	1/6/2021	15,000	30,000	$83.38	2,733,247
James Engelhart	1/6/2021	15,000	30,000	$83.38	2,733,247
(1) The amounts in this column represent the number of RSUs awarded to each NEO in 2021. The RSUs granted on January 6, 2021 vest in four equal installments on January 6, 2021, 2022, 2023 and 2024, subject to the executive's continued service as of each applicable vesting date. The new-hire RSUs granted on December 8, 2021 vest in four equal installments on December 8, 2021, 2022, 2023 and 2024, subject to the executive’s continued service as of each applicable vesting date.
(2) The amounts in this column represent the number of stock options awarded to each NEO in 2021. The common shares underlying the time-based options granted on January 6, 2021 vest in four equal installments on January 6, 2021, 2022, 2023 and 2024, subject to the executive’s continued service as of each applicable vesting date.
(3) The amounts in this column represent the grant date fair value of option awards and RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718).

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information about outstanding stock options held by each of our NEOs as of December 31, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Vlad Coric, M.D.	250,000	—	0.61	11/25/2024	—	—
	175,000	—	5.60	10/22/2025	—	—
	50,000	—	9.29	12/14/2026	—	—
	40,000	—	10.82	04/05/2027	—	—
	200,000	—	20.79	12/06/2027	—	—
	150,000	50,000(1)	32.42	11/20/2028	—	—
	65,625	21,875(2)	57.40	11/25/2029	10,950(3)	1,509,020
	25,000	75,000(4)	83.38	01/06/2031	37,500(5)	5,167,875
Matthew Buten	—	—	N/A	N/A	37,500(6)	5,167,875
William Jones, Jr.	50,000	—	50.72	04/01/2029	—	—
	22,500	7,500(2)	57.40	11/25/2029	3,000(3)	413,430
	10,000	30,000(4)	83.38	01/06/2031	15,000(5)	2,067,150
Kimberly Gentile	25,000	—	10.82	04/05/2027	—	—
	9,000	—	37.54	09/04/2027	—	—
	42,022	—	20.79	12/06/2027	—	—
	48,750	16,250(1)	32.42	11/20/2028	—	—
	6,000	—	50.85	03/22/2029	—	—
	21,000	7,000(2)	57.40	11/25/2029	3,750(3)	516,788
	7,500	22,500(4)	83.38	01/06/2031	11,250(5)	1,550,363
Elyse Stock, M.D.	10,000	—	37.54	09/04/2027	—	—
	11,538	—	20.79	12/06/2027	—	—
	32,500	16,250(1)	32.42	11/20/2028	—	—
	6,000	—	50.85	03/22/2029	—	—
	18,750	6,250(2)	57.40	11/25/2029	3,375(3)	465,109
	7,500	22,500(4)	83.38	01/06/2031	11,250(5)	1,550,363
James Engelhart	83,792	—	9.29	01/30/2027	—	—
	40,000	—	10.82	04/05/2027	—	—
	78,264	—	20.79	12/07/2027	—	—
	56,250	18,750(1)	32.42	11/20/2028	—	—
	22,125	7,375(2)	57.40	11/25/2029	3,700(3)	509,897
	7,500	22,500(4)	83.38	01/06/2031	11,250(5)	1,550,363
(1)    The unvested shares underlying this option vest on November 20, 2022, subject to the executive’s continued service as of each applicable vesting date.
(2)    The unvested shares underlying this option vest on November 25, 2022, subject to the executive’s continued service as of each applicable vesting date.
(3)    The unvested shares underlying this RSU vest on November 25, 2022, subject to the executive’s continued service as of each applicable vesting date.

(4)    The unvested shares underlying this option vest in three equal parts on January 6, 2022, 2023 and 2024, subject to the executive’s continued service as of each applicable vesting date.
(5)    The unvested shares underlying this RSU vest in three equal parts on January 6, 2022, 2023 and 2024, subject to the executive’s continued service as of each applicable vesting date.
(6)    The unvested shares underlying this RSU vest in three equal parts on December 8, 2022, 2023 and 2024, subject to the executive’s continued service as of each applicable vesting date.
OPTION EXERCISES AND SHARES VESTED IN 2021
The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common shares and the exercise price on the date of exercise) and vesting of RSUs (with value realized based on the price of our common shares on the date of release).

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vlad Coric, M.D.	—	—	23,450	2,307,523
Matthew Buten	—	—	12,500	1,317,125
William Jones, Jr.	—	—	8,000	763,550
Kimberly Gentile	—	—	7,500	745,988
Elyse Stock, M.D.	28,858	2,829,367	7,125	702,656
James Engelhart	35,000	3,165,400	7,450	740,210

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table describes the potential payments and benefits that would have been payable to our NEOs assuming a termination of employment and/or a change in control occurred, in each case on December 31, 2021. The actual amount to be paid to each NEO upon a termination or change in control may vary significantly from the amounts included herein. For a description of the applicable agreements reflected in the table below, see the sections entitled “Compensation Discussion and Analysis—Other Practices, Policies and Guidelines—Employment Agreements and Offer Letters” and “Compensation Discussion and Analysis—Other Practices, Policies and Guidelines—Termination and Change in Control Benefits.”

NEO	Severance ($)		Employee Benefits ($)		Equity-Based Awards($)(1)		Total ($)
Vlad Coric, M.D.
Change in Control	—		—		17,780,376	(6)	17,780,376
Qualifying Termination (Pre-CIC)	1,287,500	(2)	37,212	(5)	17,780,376	(7)	19,105,088
Qualifying CIC Termination	2,262,500	(3)	44,654	(5)	17,780,376	(6)(7)	20,087,530
Death or Disability	1,287,500	(4)	37,212	(5)	17,780,376	(7)	19,105,088
Matthew Buten
Change in Control	—		—		5,167,875		5,167,875
Qualifying Termination (Pre-CIC)	1,141,875	(8)	29,769	(5)	5,167,875		6,339,519
Qualifying CIC Termination	1,378,125	(9)	29,769	(5)	5,167,875		6,575,769
Death or Disability	1,141,875	(10)	29,769	(5)	5,167,875		6,339,519
William Jones, Jr.
Change in Control	—		—		4,716,555	(6)	4,716,555
Qualifying Termination (Pre-CIC)	1,521,450	(11)	44,654	(5)	4,716,555	(7)	6,282,659
Qualifying CIC Termination	1,775,025	(12)	44,654	(5)	4,716,555	(6)(7)	6,536,234
Death or Disability	1,521,450	(13)	44,654	(5)	4,716,555	(7)	6,282,659
Kimberly Gentile
Change in Control	—		—		7,279,870	(6)	7,279,870
Qualifying Termination (Pre-CIC)	215,011	(14)	—		—		215,011
Qualifying CIC Termination	215,011	(14)	—		7,279,870	(6)	7,494,881
Death or Disability	—		—		—		—
Elyse Stock, M.D.
Change in Control	—		—		5,455,296	(6)	5,455,296
Qualifying Termination (Pre-CIC)	245,750	(14)	—		—		245,750
Qualifying CIC Termination	245,750	(14)	—		5,455,296	(6)	5,701,046
Death or Disability	—		—		—		—
James Engelhart
Change in Control	—		—		5,854,021	(6)	5,854,021
Qualifying Termination (Pre-CIC)	—		—		—		—
Qualifying CIC Termination	—		—		—		—
Death or Disability	—		—		—		—
(1)     These amounts reflect the value of the acceleration of unvested option and RSU awards, assuming the acceleration occurred on December 31, 2021 and the closing price of our common shares on the NYSE on such date $137.81.
(2)    Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated without “Just Cause” or if he resigns for “Good Reason”, in either case not in connection with a change in control (each of which we refer to as a “Qualifying Termination”), he is entitled to receive severance payments equal to his then-current annual base salary rate for 15 months following termination.

(3)    Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. if he is terminated from his position or is not elected to his position. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated without “Just Cause” or if he resigns for “Good Reason”, in either case within 12 months of a change in control (each of which we refer to as a “Qualifying CIC Termination”), he is entitled to receive severance payments equal to his then-current annual base salary rate plus an amount equal to 150% of his target bonus in equal monthly installments, for 18 months following termination.
(4)    Dr. Coric is entitled to a lump sum severance payment of $350,000 under his employment agreement with Biohaven Pharmaceutical Holding Company Ltd. upon his termination due to death or disability. In addition, pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Dr. Coric is terminated due to death or disability, he is entitled to receive severance payments equal his then-current annual base salary for 15 months following termination. The amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.’s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.
(5)     The amount reported represents the cost of continued health and life insurance coverage during the period for which the executive receives severance payments, except, in the case of Mr. Jones for 18 months, pursuant to the executive’s employment agreement with Biohaven Pharmaceuticals, Inc. Dr. Coric and Mr. Buten would be entitled to payment of their premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, however, for purposes of this table, the cost of such coverage to the Company as of December 31, 2021 was used.
(6)     The compensation committee has determined that all outstanding time-vested option and RSU awards granted under the 2017 Plan would vest upon a Change in Control (as defined in the 2017 Plan).
(7)    The amount reported represents the value of the accelerated vesting of the executive’s outstanding option and RSU awards as of December 31, 2021. Upon such a termination of employment, the executive is entitled to immediate vesting of all outstanding time-vested equity awards pursuant to his employment agreements with Biohaven Pharmaceutical Holding Company Ltd. and Biohaven Pharmaceuticals, Inc.
(8)    Pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Buten experiences a Qualifying Termination, he is entitled to receive severance payments equal to 150% the sum of his then-current annual base salary plus annual target bonus, paid in equal installments for 18 months following his termination of employment. He would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity, if any, which would have been awarded to him had he remained employed for the applicable performance period.
(9) Pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Buten experiences a Qualifying CIC Termination, he is entitled to receive severance payments equal to 150% his then-current annual base salary rate plus an amount equal to 250% his target annual bonus. He would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity, if any, which would have been awarded to him had he remained employed for the applicable performance period.
(10) Pursuant to his employment agreement with Biohaven Pharmaceuticals Inc., if Mr. Buten is terminated due to death or disability, he is entitled to receive severance payments equal to 150% the sum of his then-current annual base salary plus annual target bonus, paid in equal installments for 18 months following his termination of employment. He would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity, if any, which would have been awarded to him had he remained employed for the applicable performance period. If the termination is due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.
(11)    Pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Jones experiences a Qualifying Termination, he is entitled to receive severance payments equal to 200% the sum of his then-current annual base salary plus annual target bonus, paid in equal installments for 24 months following his termination of employment. He would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity.
(12)    Pursuant to his employment agreement with Biohaven Pharmaceuticals, Inc., if Mr. Jones experiences a Qualifying CIC Termination, he is entitled to receive severance payments equal to 200% his then-current annual base salary rate plus an amount equal to 300% his target annual bonus. He would also be eligible to receive a pro-rata bonus payment for the year in which he is terminated, to be determined and made at the sole discretion of the board, equal to his target bonus opportunity.
(13)    Pursuant to his employment agreement with Biohaven Pharmaceuticals Inc., if Mr. Jones is terminated due to death or disability, he is entitled to receive severance payments equal to 200% the sum of his then-current annual base salary plus annual target bonus, paid in equal installments for 24 months following his termination of employment. If the termination is due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies, however, no such reduction is assumed for purposes of the tables above.
(14)    Ms. Gentile and Dr. Stock are entitled to receive severance payments equal to six months of their base salary following termination.

2021 CEO PAY RATIO DISCLOSURE
    We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Dr. Coric, our CEO, for the year ended December 31, 2021:
•The annual total compensation of our median employee was $181,531.
•The annual total compensation of Dr. Coric was $10,924,824.
•This represents a ratio of 60:1.
To identify our median employee, we used our entire U.S. employee population as of December 31, 2021 and measured compensation based on Box 1 Form W-2 earnings, which we annualized for any full-time or part-time employee who was not employed by the Company for the entire 2021 year. Box 1 Form W-2 earnings consists of wages, tips and other compensation, including equity awards. We believe that the use of Box 1 Form W-2 compensation that has been annualized for any full-time and part-time employees who were not employed for the entire year is a consistently applied compensation measure that reasonably reflects compensation for our employee population because it includes base pay and annual incentive compensation, which a significant majority of our employees receive.
When identifying our median employee, we included all of our employees, whether full-time or part-time, but excluded independent contractors such as individuals that we employ through an independent third-party. For part-time workers, we did not adjust base cash compensation to the equivalent for a full-time employee. As of December 31, 2021, we had 928 employees, with 919 based in the U.S. Item 402(u) of Regulation S-K provides an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent or less of the company’s total number of employees. We applied the foregoing de minimis exemption when identifying the median employee by excluding the Company's nine non-U.S. employees who provided services to our Chinese and Irish subsidiaries.
After identifying the median employee based on the above methodology, we calculated annual total compensation for such employee using the same methodology that we use for our named executive officers set forth in the 2021 Summary Compensation Table. To calculate the ratio, we then divided Dr. Coric’s annual total compensation, as reported in the Summary Compensation Table, by the median employee’s annual total compensation.
We believe the ratio above is a reasonable estimate calculated in accordance with SEC requirements under Item 402(u) of Regulation S-K. Given the different methodologies, exclusions, estimates and assumptions other companies may use to calculate their respective CEO pay ratios, as well as differences in employment and compensation practices between companies, the estimated ratio reported above may not be comparable to that reported by other companies.

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2021 certain information with respect to the compensation of all non-employee directors of the Company. Dr. Coric, our chief executive officer, is also a director but did not receive any additional compensation for his services as a director. Dr. Coric’s compensation is set forth in the “Executive Compensation” section.

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2) (3)(4)(5)(6)	Total ($)
Declan Doogan, M.D.	99,927	485,909	585,836
Michael T. Heffernan	70,323	917,476	987,799
Gregory H. Bailey, M.D.	55,917	485,909	541,826
Robert J. Hugin	59,935	930,085	990,020
John W. Childs	74,104	485,909	560,013
Julia Gregory	74,154	485,909	560,063
Kishan Mehta	28,055	713,853	741,908
(1)    The amounts in the table reflect pro-rated amounts from January 1, 2021 through December 31, 2021.
(2)    This column reflects the full grant date fair value for awards granted during the year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing the stock option awards are described in Note 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(3)    On May 5, 2021 each of our non-employee directors, excluding Kishan Mehta, received an option grant to purchase 11,996 common shares at an exercise price of $71.94 per share. The shares underlying this option will vest on April 28, 2022.
(4)    On June 15, 2021, Kishan Mehta received an option grant to purchase 13,004 common shares at an exercise price of $93.21 per share. The unvested shares underlying this option will vest in three equal installments on June 15, 2022, 2023 and 2024.
(5)    On December 20, 2021, Michael Heffernan and Robert Hugin received grants of 3,320 and 3,417 RSUs, respectively. These RSUs vest on the first anniversary of the grant date and will settle on the earlier of (i) the director’s retirement from the Board of Directors and (ii) a change in control of the Company (as defined in the 2017 Equity Incentive Plan). See “Deferred Initial Equity Award Grant” below for more information regarding these RSUs.
(6)    The following table provides information about outstanding stock options held by each of our non-employee directors as of December 31, 2021:

Name	Option Awards
Declan Doogan, M.D.	11,996 (i)
Michael T. Heffernan	38,196 (ii)
Gregory H. Bailey, M.D.	47,996 (iii)
Robert J. Hugin	30,944 (iv)
John W. Childs	11,996 (i)
Julia Gregory	47,996 (iii)
Kishan Mehta	51,754 (v)
(i)    These option awards consist of an option to purchase 11,996 common shares, all of which will vest on April 28, 2022.

(ii)    These option awards consist of (a) an option to purchase 26,200, of which 17,466 are fully vested and the remaining 14,467 will vest in two equal installments on January 31, 2022 and 2023, and (b) an option to purchase 11,996 common shares, all of which will vest on April 28, 2022.
(iii)    These option awards consist of (a) two options to purchase 18,000 common shares, which are both fully vested, and (b) an option to purchase 11,996 common shares, all of which will vest on April 28, 2022.
(iv)    These option awards consist of (a) an option to purchase 18,948 common shares of which 6,316 are fully vested and the remaining 12,632 will vest in two equal installments on June 9, 2022 and 2023, and (b) an option to purchase 11,996 common shares, all of which will vest on April 28, 2022.
(v)    These option awards consist of (a) an option to purchase 20,000 common shares, which are fully vested, (b) an option to purchase 15,000 common shares of which 11,250 are fully vested and the remaining 3,750 will vest on December 18, 2022, (c) an option to purchase 7,500 common shares of which 5,250 are fully vested and the remaining 1,750 will vest on January 8, 2023, and (d) an option to purchase 13,004, which will vest in three equal installments on June 15, 2022, 2023, and 2024.
Director Compensation Policy
Our director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our shareholders.
Annual Cash Compensation
Under our director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and the chair of each committee receive an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board. The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

Annual Board Service Retainer
All non-employee directors	$50,000
Non-executive Chairman of the Board (in addition to non-employee director service retainer above)	$35,000
Annual Committee Member Service Retainer
Member of the Audit Committee	$10,000
Member of the Compensation Committee	$10,000
Member of the Nominating and Corporate Governance Committee	$5,000
Annual Committee Chair Service Retainer
(in addition to Committee Member Service Retainer above):
Chair of the Audit Committee	$25,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating and Corporate Governance Committee	$10,000
We also continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.
Annual Equity Compensation
The equity compensation set forth below is granted under the 2017 Plan. All stock options granted under this plan and the director compensation policy are nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the 2017 Plan) of the underlying common shares on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2017 Plan).

Initial Equity Grant
On the date of each non-employee director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the non-employee director will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase common shares with an aggregate grant date fair value of $713,875. The common shares subject to each stock option will vest in three equal annual installments, beginning on the first anniversary of the grant date, subject to the non-employee director’s Continuous Service (as defined in the 2017 Plan) through each such vesting date.
Annual Equity Grant
On the date of each annual shareholder meeting, each non-employee director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase common shares with an aggregate grant date fair value of $485,944. The shares subject to each stock option will vest in full on the earlier of (a) the first anniversary of the applicable annual shareholder meeting at which the option was granted or (b) the date of the annual shareholder meeting following the annual shareholder meeting at which the option was granted, in each case subject to the non-employee director’s Continuous Service (as defined in the 2017 Plan) through such vesting date. The Board determined that the equity grants should have a set fair market value to better align with market practice and to ensure that no director, as a result of the volatility in our stock price, receives equity compensation that, when aggregated with annual compensation, exceeds the $1,000,000 limit set forth in the Company’s 2017 Equity Incentive Plan.
Deferred Initial Equity Award Grants
As described in our 2021 proxy statement, in connection with the appointments of Messrs. Heffernan and Hugin to the Board in 2020, each of Messrs. Heffernan and Hugin was entitled to receive an initial equity award. To ensure that total director compensation in 2020 conformed with the $1,000,000 annual limit in the Company's equity plans, the amount of that initial award granted in 2020 to each of Messrs. Heffernan and Hugin was limited and the excess amount was deferred into future years. In December 2021, the Company granted each of Messrs. Heffernan and Hugin a portion of the deferred initial equity award, consisting of RSUs that will vest on the first anniversary of grant and will be settled on the earlier of (i) the director’s departure from the Board or (ii) a Change in Control. The value of these RSUs are included in the Director Compensation Table above under the column captioned “Equity Awards”.
Director Retirement
On December 5, 2021, Declan Doogan, chairman of the Board of Directors of the Company, notified the Company of his intent to retire from the Board, effective immediately. In connection with Dr. Doogan’s retirement, the Company and Dr. Doogan entered into a consulting agreement, dated December 5, 2021, providing that Dr. Doogan will be paid at a rate of $500 per hour, receive a stipend for certain travel expenses and reimbursements for certain business expenses, while serving as a consultant to the Company. The initial term of the consulting agreement is from December 5, 2021 through December 31, 2022, and thereafter the agreement will automatically renew for one year periods, unless terminated by either party upon at least thirty days’ written notice prior to the anniversary date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)(1)
Equity compensation plans approved by security holders	8,407,797	$40.15	3,519,784
Equity compensation plans not approved by security holders	—	—	—
Total	8,407,797	$40.15	3,519,784
(1)    Consists of (i) 1,462,699 common shares related to the 2017 Plan and (ii) 2,057,085 common shares related to the 2017 Employee Stock Purchase Plan (the "ESPP") reserved for future issuance as of December 31, 2021. The number of common shares reserved for issuance under the 2017 Plan may be increased by the Board on January 1 of each year through and including January 1, 2027, by a number of common shares determined by the Board in an amount not to exceed 4% of the total number of common shares outstanding on December 31 of the preceding calendar year. Pursuant to this authority, an additional 2,677,252 shares were added to the number of available shares under the 2017 Plan effective January 1, 2022. The number of common shares reserved for issuance under the ESPP automatically increases on January 1 of each calendar year through January 1, 2027, by the lesser of (1) 1% of the total number of common shares outstanding on December 31 of the preceding calendar year and (2) 600,000 shares; provided, that prior to the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (1) and (2). Pursuant to the terms of the Company's 2017 ESPP, an additional 600,000 common shares were added to the number of available shares under the 2017 ESPP effective January 1, 2022. As of the date of this proxy statement, 302,748 common shares have been purchased under the ESPP.
(2)    The weighted-average exercise price does not include RSUs.

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:
•    the risks, costs and benefits to us;
•    the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•    the availability of other sources for comparable services or products; and
•    the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.
CERTAIN RELATED PARTY TRANSACTIONS
Except as described below, there have been no transactions since January 1, 2021 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”
Steven Schnittman, M.D.
Steven Schnittman, M.D., who is the spouse of Dr. Stock, an NEO of the Company, provides consulting services to Biohaven. Dr. Schnittman's consulting relationship with the Company began in February 2019. The Company paid

$139,000 in consulting fees to Dr. Schnittman in 2021. In the year ended December 31, 2021, Dr. Schnittman received the following RSU grant:

Date of Grant	Number of Common Shares Underlying RSUs (#)	Grant Date Fair Value per Share ($)	Vesting Schedule
January 6, 2021	5,000	83.38	Four installments on each of January 6, 2021, 2022, 2023, and 2024, subject to Dr. Schnittman's continuing service through each vesting date.
The transactions with Dr. Schnittman were approved by the Board of Directors.
Katrina VanTyne
Katrina VanTyne, who is the sibling of Ms. Gentile, an NEO of the Company, provided social media consulting services to the Company in 2019 and became an employee in March 2020. The Company paid $92,944, in consulting fees to Ms. VanTyne from January 1, 2019 through her hiring in March 2020. Ms. VanTyne holds the title of Social Media Communications, and her annual base salary is $107,000. Ms. VanTyne also received other compensation of $4,821 consisting of Company contributions to her account under our 401(k) plan and life insurance premiums paid by the Company in 2021. In the year ended December 31, 2021, Ms. VanTyne received an annual bonus of $9,363, as well as the following option and RSU grants:

Date of Grant	Number of Common Shares Underlying Options (#)	Exercise Price per Share ($)	Vesting Schedule	Number of Common Shares Underlying RSUs (#)	Grant Date Fair Value per Share ($)	Vesting Schedule
January 6, 2021	2,000	83.38	Four installments on each of January 6, 2021, 2022, 2023, and 2024, subject to Ms. VanTyne's continuing service through each vesting date.	1,000	83.38	Four installments on each of January 6, 2021, 2022, 2023, and 2024, subject to Ms. VanTyne's continuing service through each vesting date.
The transactions with Ms. VanTyne are not subject to our Related Person Transaction Policy, as they are solely related to compensation for services as an employee or consultant of the Company.
William Jones
William Jones, who is the son of Mr. Jones, an NEO of the Company, became an employee of the Company in August 2020. Mr. Jones holds the title of Project Coordinator, and his annual base salary is $65,004. Mr. Jones also received other compensation of $4,124 consisting of Company contributions to his account under our 401(k) plan and life insurance premiums paid by the Company in 2021. In the year ended December 31, 2021, Mr. Jones received quarterly bonuses totaling $33,544, as well as the following RSU grants:

Date of Grant	Number of Common Shares Underlying RSUs (#)	Grant Date Fair Value per Share ($)	Vesting Schedule
January 6, 2021	300	83.38	Three installments on each of January 6, 2022, 2023, and 2024, subject to Mr. Jones' continuing service through each vesting date.
The transactions with Mr. Jones are not subject to our Related Person Transaction Policy, as they are solely related to compensation for services as an employee or consultant of the Company.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are Biohaven’s shareholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Biohaven. Direct your written request to Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, CT 06510 or by phone at (401) 274-9200 or email at Douglas.Gray@lockelord.com. Shareholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this proxy statement are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:
•the timing of and potential for U.S. Food and Drug Administration ("FDA") approval of, and our plans to develop and commercialize, our product candidates;
•our ongoing and planned clinical trials, including discovery and proof of concept trials, the status of our ongoing clinical trials, commencement dates for new clinical trials, and the timing of clinical trial results;
•our plans to pursue research and development of other products;
•our ability to enter into additional collaborations with third parties;
•anticipated future milestones, contingent and royalty payments and lease payments (and, in each case, their expected impact on liquidity);
•the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;
•our commercialization, marketing and manufacturing capabilities and strategy;
•our intellectual property position;
•the rate and degree of market acceptance of our products or product candidates, and our estimates regarding the potential market opportunity for our product candidates;
•our competitive position, including our competitors and competing products (including biosimilars);
•anticipated impact of interest rate changes on our financial statements;
•the timing and anticipated amounts of future tax payments and benefits (including the potential recognition of unrecognized tax benefits), as well as timing of conclusion of tax audits;
•our estimates regarding future revenues, expenses and needs for additional financing; and
•the impacts of the COVID-19 pandemic on our business, operations, commercialization plans, clinical trials, regulatory timelines and other plans.
Any forward-looking statements in this proxy statement reflect our current views with respect to future events and with respect to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, under Part I, Item 1A. Risk Factors and elsewhere therein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward- looking statements for any reason, even if new information becomes available in the future.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Dated: March 11, 2022
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, CT 06510.

biohaven pharmaceuticals

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1. Election of Directors for a term expiring at the 2025 Annual Meeting of Shareholders:

Nominees

	For	Against	Abstain
1a. John W. Childs	☐	☐	☐
1b. Gregory H. Bailey	☐	☐	☐
1c. Kishan Mehta	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as independent auditors for fiscal year 2022.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Named Executive Officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

Biohaven Pharmaceutical Holding Company Ltd.
Annual Meeting of Shareholders
April 28, 2022 2:00 PM Local time at
InterContinental Dublin Hotel, Dublin, Ireland
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s), as proxies, Vlad Coric, M.D. and Matthew Buten, and/or any of their designees, with full power of substitution, to represent and to vote as designated on the reverse side of this ballot, all of the common shares of Biohaven Pharmaceutical Holding Company Ltd. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 02:00 PM Local time on April 28, 2022, at InterContinental Dublin Hotel, Dublin, Ireland, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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